Exhibit 2.1

Execution Version

CERTAIN INFORMATION, MARKED IN THIS EXHIBIT WITH BRACKETS, HAS BEEN
EXCLUDED FROM THIS EXHIBIT IN RELIANCE ON REGULATION S-K, ITEM 601(B)(2)(ii)
BECAUSE SUCH INFORMATION IS BOTH NOT MATERIAL AND IS THE TYPE
THAT THE REGISTRANT TREATS AS CONFIDENTIAL.

ASSET purchase agreement

by and among

PALTALK, INC.,

PALTALK HOLDINGS, INC.,

PALTALK SOFTWARE, INC.,

CAMSHARE, INC.,

VUMBER, LLC,

A.V.M. SOFTWARE, INC.,

and

METEOR MOBILE HOLDINGS, INC.,

Dated as of November 7, 2024

i

Table of Contents

(Continued)

Table of Contents

(Continued)

Exhibits

EXHIBITS

Exhibit A	Definitions

ASSET purchase agreement

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of November 7, 2024, by and among Paltalk, Inc., a Delaware corporation (“Paltalk”), Paltalk Holdings, Inc., a Delaware corporation (“Paltalk Holdings”), Paltalk Software, Inc., a Delaware Corporation (“Paltalk Software”), Camshare, Inc., a Delaware corporation (“Camshare”), A.V.M. Software, Inc., a New York corporation (“AVM”), Vumber, LLC, a Delaware limited liability company (“Vumber” and, collectively with Paltalk, Paltalk Holdings, Paltalk Software, Camshare, and AVM, the “Sellers,” and each individually, a “Seller”), and Meteor Mobile Holdings, Inc., a Delaware corporation (“Buyer”). Each of the parties named above are sometimes referred to herein collectively as the “Parties” and, each individually, as a “Party.”

recitals

A. Each of Paltalk Holdings, Paltalk Software, Camshare, AVM and Vumber is a wholly owned subsidiary of Paltalk.

B. The Sellers are engaged in the business of providing video-based, live streaming, virtual camera, and telecommunications software to consumers, solely as and to the extent such businesses are conducted by the Sellers under the “Paltalk,” “Camfrog” and “Vumber” applications immediately prior to the Closing (the “Business”).

C. The Sellers desire to sell to Buyer, and Buyer desires to purchase from the Sellers, certain assets that are used in connection with the Business for the purchase price and upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby confirmed, and subject to the terms and conditions set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

The terms defined in Exhibit A, whenever used herein, shall have the meanings set forth on Exhibit A for all purposes of this Agreement. The definitions on Exhibit A are incorporated into this Agreement as if fully set forth at length herein and all references to a section in such Exhibit A are references to such section of this Agreement.

ARTICLE II
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF CERTAIN LIABILITIES

2.1 Purchase of Assets. As of the Closing Date and subject to the terms and conditions of this Agreement, each Seller hereby agrees to sell, transfer, assign and deliver to Buyer all of such Seller’s right, title and interest in, to and under the Purchased Assets (as defined below) free and clear of all Liens, other than Permitted Liens, and Buyer agrees to purchase and take the Purchased Assets free and clear of all Liens, other than Permitted Liens, on the terms and subject to the conditions set forth in this Agreement. Subject to the provisions of Section 2.2, “Purchased Assets” means solely each of the following assets:

(a) the Purchased Intellectual Property and the Purchased Technology;

(b) all rights of the Sellers under the Contracts set forth on Schedule 2.1(b) (the “Purchased Contracts”);

(c) all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets, or the Assumed Liabilities, whether arising by way of counterclaim or otherwise, other than any such Action to the extent related to the Excluded Assets or the Excluded Liabilities;

(d) all of Seller’s rights under warranties, indemnities, and all similar rights against third parties to the extent related to any Purchased Assets;

(e) all rights to insurance proceeds to the extent received or receivable in respect of the Business, the Purchased Assets or the Assumed Liabilities;

(f)   all Documents that are related to the Business; and

(g) all goodwill and the going concern value of the Business.

2.2 Excluded Assets. This Agreement shall not be deemed to sell, transfer, assign or convey the Excluded Assets to Buyer, and the Sellers shall retain all right, title and interest to, in and under the Excluded Assets. The “Excluded Assets” means all assets, properties, interests, and rights of the Sellers other than the Purchased Assets, including, for the avoidance of doubt:

(a) the Contracts that are not Purchased Contracts;

(b) all assets of each Seller that are not used exclusively in operation of the Business;

(c) all Excluded Records;

(d) all cash and cash equivalents, bank accounts and securities of any Seller;

(e) all rights which accrue or will accrue to any Seller under this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby and thereby;

(f) all Tax assets (including duty and Tax refunds and prepayments) of any Seller and refund of Taxes attributable to the Purchased Assets that relate to a Pre-Closing Tax Period;

(g) all amounts deposited in and the assets of all Employee Plans and all rights in connection with any trusts, insurance arrangements, or other assets held pursuant to, or set aside to fund the obligations of any Seller under, any Employee Plan;

(h) all Patents, and any rights or causes of action related to such Patents, except for the limited grant of rights pursuant to the Patent License Agreement;

(i) all insurance policies of the Sellers and all rights with respect thereto, and all rights to applicable claims and proceeds thereunder (except as otherwise set forth in Section 2.1(e));

(j) all rights which accrue or will accrue to any Seller under that certain Agreement and Plan of Merger, dated as of August 11, 2024, by and among Paltalk, NewtekOne, Inc., Newtek Technology Solutions, Inc., and certain other parties thereto (the “Merger Agreement”) or any other document entered into in connection with the Merger Agreement or the consummation transactions contemplated by the Merger Agreement or the other documents related thereto; and

(k) the items set forth on Schedule 2.2(i).

2.3 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall, effective as of the Closing, assume and agree to pay, perform and discharge when due any and all liabilities and obligations of any Seller arising out of or relating to the Business or the Purchased Assets on or after the Closing, other than the Excluded Liabilities (collectively, the “Assumed Liabilities”) including, without limitation, the following Liabilities:

(a) all Liabilities of the Sellers under the Purchased Contracts, but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the Ordinary Course of Business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by any Seller on or prior to the Closing;

(b) all other Liabilities arising out of or relating to Buyer’s ownership or operation of the Business and the Purchased Assets on or after the Closing;

(c) all Unearned/Deferred Revenue; and

(d) the items set forth on Schedule 2.3(d).

2.4 Excluded Liabilities. Notwithstanding any provision herein to the contrary, Buyer shall not assume, succeed to, be liable for, be subject to, or be obligated for, nor shall the Purchased Assets be subject to, any Excluded Liabilities. The applicable Seller shall timely perform, satisfy, and discharge, in accordance with their respective terms, all Excluded Liabilities. “Excluded Liabilities” means the following Liabilities (individually, each an “Excluded Liability”):

(a) all Liabilities arising out of or relating to any Seller’s ownership or operation of the Business and the Purchased Assets prior to the Closing Date;

(b) all Liabilities arising out of, relating to, or otherwise in respect of the Excluded Assets;

(c) all Liabilities of any Seller arising or incurred by such Seller in connection with the negotiation, preparation, investigation and performance of this Agreement or any Ancillary Agreement to be executed or delivered by such Seller in connection herewith and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses such Seller’s counsel, accountants, consultants, advisers and others;

(d) all Liabilities for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period ending on or prior to the Closing Date and (ii) all other Taxes of Seller (other than Taxes allocated to Buyer under Section 12.4) for any taxable period;

(e) any Liabilities of any Seller arising or accruing prior to the Closing for any present or former employees, officers, directors, retirees, independent contractors or consultants of such Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments due and owing prior to the Closing Date (but, for the avoidance of doubt, excluding any such Liabilities first occurring or first accruing with respect to the operation of the Business following the Closing, which such Liabilities shall be considered Assumed Liabilities of Buyer pursuant to Section 2.3(b));

(f) any Liabilities associated with debt, loans or credit facilities of any Seller and/or the Business owing to financial institutions; and

(g) any other Liabilities arising out of the Business prior to the Closing Date, other than the Assumed Liabilities.

2.5 Further Conveyances and Assumptions; Consent of Third Parties.

(a) From time to time following the Closing and except as prohibited by Law, each Seller shall, or shall cause its controlled Affiliates to, make available to Buyer such data in personnel records of the Transferred Employees as is reasonably necessary for Buyer to transition such Transferred Employees.

(b) From time to time following the Closing, each Seller and Buyer shall, and shall cause their respective controlled Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Buyer and its successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer under this Agreement and each Ancillary Agreement to which such Seller is a party and to assure fully to such Seller and its controlled Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Buyer under this Agreement and the Ancillary Agreements, and to otherwise make effective the transactions contemplated hereby and thereby.

(c) Without limiting the generality of the foregoing, if either Party discovers that any asset provided in Section 2.1 was not transferred at the Closing to Buyer pursuant to the terms of this Agreement, then, subject to any required consents or notice periods, the applicable Seller and Buyer shall, at Buyer’s election, reasonably cooperate in good faith to assign, transfer and convey such asset to Buyer. Applicable sales, transfer and other similar Taxes in connection with such assignment, transfer or conveyance shall be paid by Buyer in accordance with Section 12.4.

(d) Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Permit, real property lease, certificate, approval, authorization or other right, that by its terms or by Law is nonassignable without the consent of a third party or a Governmental Authority or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained. Each applicable Seller shall, and shall cause its controlled Affiliates to, use commercially reasonable efforts to cooperate with Buyer at Buyer’s request in endeavoring to obtain such consents promptly. To the extent permitted by applicable Law, in the event consents to the assignment thereof cannot be obtained, (i) such Nonassignable Assets shall be held, as of and from the Closing Date, by the applicable Seller or the applicable controlled Affiliate of such Seller in trust for Buyer, (ii) the covenants and obligations thereunder shall be performed by Buyer in such Seller’s or such controlled Affiliate’s name and (iii) all benefits and obligations existing thereunder shall be for Buyer’s account. Each applicable Seller shall take or cause to be taken at Buyer’s expense such actions in such Seller’s name or otherwise as Buyer may reasonably request so as to provide Buyer with the substantive benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and the applicable Seller or the applicable controlled Affiliate of such Seller shall promptly pay over to Buyer all money or other consideration received by it in respect of all Nonassignable Assets. As of and from the Closing Date, each Seller on behalf of itself and such Seller’s controlled Affiliates authorizes Buyer, to the extent permitted by applicable Law and the terms of the Nonassignable Assets to perform all the obligations and receive all the benefits of such Seller or such Seller’s controlled Affiliates under the Nonassignable Assets.

2.6 Bulk-Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

ARTICLE III
PURCHASE AND SALE

3.1 Purchase Price. The aggregate consideration for the purchase and sale of the Purchased Assets shall be composed of (a) cash equal to $1,350,000 (the “Purchase Price”), and (b) the assumption of the Assumed Liabilities (together with the Purchase Price, the “Total Consideration”). Buyer shall pay the Purchase Price to Paltalk on the Closing Date by wire transfer of immediately available funds to such account Paltalk has designated in writing to Buyer, which Paltalk shall provide to Buyer at least three Business Days prior to the Closing Date.

3.2 Purchase Price Allocation. Within 30 days following the Closing Date, Buyer shall deliver to Paltalk a statement allocating the Total Consideration (and any other amounts treated as taxable consideration for federal income tax purposes) among the Purchased Assets (the “Purchase Price Allocation Statement”), which shall be consistent with Schedule 3.2 and the principles of Code Section 1060. Paltalk shall have 30 days following receipt of Buyer’s draft Purchase Price Allocation Statement to review and provide comments to Buyer. If within 30 days of receiving Buyer’s draft Purchase Price Allocation Statement, Paltalk has not objected, the Purchase Price Allocation Statement shall be final and binding. If within 30 days, Paltalk objects to the Purchase Price Allocation Statement, Paltalk and Buyer shall cooperate in good faith to resolve their differences, provided that if after 30 days, Paltalk and Buyer are unable to agree, the Parties shall retain the Accounting Firm to resolve their dispute, provided that the Accounting Firm shall be instructed to utilize the methodologies for determining fair market sale as set forth on Schedule 3.2. The determination of the Accounting Firm shall be final and binding on the Parties. The cost of the Accounting Firm shall be shared equally by Paltalk and Buyer. The Parties shall make appropriate adjustments to the Purchase Price Allocation Statement to reflect changes in the Total Consideration. All Tax Returns and reports filed by Buyer and the Sellers shall be prepared consistently with the Purchase Price Allocation Statement, as finally determined, and no Party shall take or permit others to take on its behalf any position for Tax purposes that is inconsistent with such Purchase Price Allocation Statement unless required to do so by applicable Law.

3.3 Earnout.

(a) Definitions. As used in this Agreement, the following terms have the meanings set forth below:

(i) “Revenue” means, for each applicable Earnout Period, the cash revenue, net of any refunds, attributable to the Business received by Buyer or any applicable Affiliate of Buyer.

(ii) “Change of Control” means (A) the acquisition of 50% or more of the equity of Buyer by a third party, which for the avoidance of doubt excludes direct or indirect shareholders of Buyer as of the Effective Date, or (B) a sale of (1) all or substantially all of the assets of Buyer or (2) the Purchased Assets to a third party.

(iii) “Earnout Period 1” means the six-month period beginning on July 1, 2025, and ending on December 31, 2025.

(iv) “Earnout Period 2” means the twelve-month period beginning on January 1, 2026, and ending on December 31, 2026.

(v) “Earnout Period 3” means the twelve-month period beginning on January 1, 2027, and ending on December 31, 2027.

(vi) “Earnout Period 4” means the twelve-month period beginning on January 1, 2028, and ending on December 31, 2028.

(vii) “Earnout Periods” means, collectively, each of Earnout Period 1, Earnout Period 2, Earnout Period 3, and Earnout Period 4, and each, individually, an “Earnout Period”.

(b) Revenue Earnout. As additional consideration for the Purchased Assets, Buyer shall pay to the Sellers with respect to each Earnout Period an amount, if any (the “Earnout Amount”), in cash, calculated as set forth below:

(i) With respect to Earnout Period 1, the Earnout Amount shall equal (A) for any Revenue greater than or equal to $3,500,000 and less than $4,250,000, the amount of such Revenue multiplied by 0.30 plus (B) for any Revenue greater than or equal to $4,250,000, the amount of such Revenue in excess of $4,250,000 multiplied by 0.40; and

(ii) With respect to each of Earnout Period 2, Earnout Period 3 and Earnout Period 4, the Earnout Amount for each such Earnout Period shall equal (A) for any Revenue greater than or equal to $7,000,000 and less than $8,500,000, the amount of such Revenue multiplied by 0.30 plus (B) for any Revenue greater than or equal to $8,500,000, the amount of such Revenue in excess of $8,500,000 multiplied by 0.40.

(c) Treatment of Payments. All payments pursuant to Section 3.3(b) that are paid to the Sellers shall (i) be treated as an adjustment to the Purchase Price for U.S. federal and applicable state and local income tax purposes, unless otherwise required by Law, (ii) be allocated among the assets of the Sellers in accordance with the principles forth in Schedule 3.2, and (iii) be paid in accordance with Section 3.3(i).

(d) Reporting of Revenue. For each Earnout Period, Buyer shall provide to Paltalk, not later than 30 days after the end of each calendar month, a summary of Buyer’s good faith estimate of the Revenue earned for the prior month (each, a “Revenue Report”) together with reasonable supporting detail for such Revenue Report for such period. Buyer shall prepare each Revenue Report in accordance with the accounting principles, practices and procedures set forth in this Section 3.3 (the “Earnout Calculation Methodology”). The Parties acknowledge and agree that (i) all Revenue Reports delivered hereunder shall be estimates and provided for informational purposes only, (ii) in no event shall any Revenue Report be deemed a final, conclusive or binding calculation of Revenue (or any component thereof) for the periods covered thereby, and (iii) the only calculation of Revenue or the Earnout Amount, if any, that shall be final, conclusive, and binding on the Parties shall be as set forth in a Final Calculation Statement.

(e) Delivery of Calculation Statement. Within 60 days after the end of each Earnout Period, Buyer shall deliver to Paltalk a written statement (the “Calculation Statement”), setting forth, in reasonable detail and with supporting documentation, Buyer’s calculation of the Revenue for the applicable Earnout Period and Buyer’s estimate of the Earnout Amount owed as a result thereof, if any, in each case, as calculated in accordance with the Earnout Calculation Methodology.

(f) Review and Dispute Resolution. Within 30 days following receipt by Paltalk of a Calculation Statement (the “Review Period”), Paltalk shall deliver written notice (an “Objection Notice”) to Buyer of any disagreement Paltalk has with respect to the preparation or content of the Calculation Statement. Such Objection Notice shall describe in reasonable detail the items contained in the Calculation Statement with which Paltalk disagrees, the basis for any such disagreement and, to the extent available, the amount of the disagreement. If Paltalk does not provide Buyer with an Objection Notice related to a Calculation Statement within the applicable Review Period, then such Calculation Statement will be final, conclusive, and binding on the Parties. If Paltalk provides Buyer with an Objection Notice within the Review Period, then Buyer and Paltalk shall negotiate in good faith to resolve any disagreements related thereto. If Buyer and Paltalk, notwithstanding such good faith effort, fail to resolve any disagreement contained in an Objection Notice within 30 days after Paltalk provides Buyer with such Objection Notice, then (i) Buyer and Paltalk jointly shall engage and instruct Ernst & Young LLP (the “Accounting Firm”) to resolve any such unresolved disagreement(s), and (ii) all matters which were not included in the Objection Notice and all matters in the Objection Notice which have been resolved between the parties shall be final, conclusive, and binding on the Parties. Paltalk and Buyer shall jointly instruct the Accounting Firm that it (A) shall review only the unresolved disagreements contained in the Objection Notice, (B) shall make its determination based upon the terms and conditions set forth in this Agreement and the Earnout Calculation Methodology, (C) shall render its decision within 30 days after the referral of the dispute to the Accounting Firm for a decision pursuant hereto, (D) shall not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party and (E) shall make its decision solely on written materials submitted by the Parties and the terms and conditions of this Agreement and shall not conduct an independent review. As promptly as practicable following the Accounting Firm’s engagement, Buyer and Paltalk shall each prepare and submit a written presentation to the Accounting Firm. Following delivery of the presentations, Buyer and Paltalk may each submit a written response to the other Party’s presentation. As soon as practicable thereafter, the Accounting Firm shall render a decision based solely on the written presentations, written responses to Buyer and Paltalk’s written presentations, and the terms and conditions of this Agreement. Neither Paltalk nor Buyer (and none of their respective representatives) shall have any ex parte conversation(s) or meeting(s) with the Accounting Firm without the prior consent of the other Party. The fees, costs and expenses of the Accounting Firm shall be allocated to and borne by Buyer, on the one hand, and Paltalk, on the other hand, based on the percentage that the Accounting Firm’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Accounting Firm that are resolved against the respective Parties. For example, should the items in dispute total in amount to $1,000 and the Accounting Firm awards $600 in favor of Buyer’s position, 60% of the costs of its review would be borne by Paltalk, and 40% of the costs would be borne by Buyer. All determinations made by the Accounting Firm shall be final, conclusive, and binding on the Parties. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced. The process set forth in this Agreement shall be the exclusive remedy of the Parties for any disputes related to items required to be reflected on the Calculation Statement or included in the calculation of the Earnout Amount or the Revenue.

(g) Access. For purposes of complying with the terms set forth in this Section 3.3, each Party shall promptly and reasonably cooperate with and make reasonably available to the other Parties and their respective representatives, on a prompt basis after reasonable notice of such cooperation and access has been received by the Party from whom such cooperation and access is requested, all information, records, data and working papers, including reasonable access to its facilities and personnel during normal business hours, as may be reasonably requested in connection with the preparation and analysis of a Calculation Statement and the resolution of any disagreement related thereto. Following the Closing, Buyer shall not, and Buyer shall cause each of its Subsidiaries not to, take any action with respect to the accounting books and records on which any Calculation Statement is, or is to be, based that would obstruct or prevent the preparation of a Calculation Statement and the determinations set forth in this Section 3.3. If Buyer or any of its Subsidiaries, on the one hand, or the Sellers, on the other hand, fails to provide such access or cooperation or is otherwise in breach of this Agreement, then the Sellers or Buyer, respectively, may initiate the appointment of the Accounting Firm.

(h) Final Earnout Calculation Statement. Upon (i) the agreement of Buyer and Paltalk, (ii) the determination of the Accounting Firm in accordance with Section 3.3(f), or (iii) Paltalk failing to deliver an Objection Notice to Buyer prior to the expiration of the applicable Review Period, each Calculation Statement (each, as adjusted, a “Final Calculation Statement”) and the Earnout Amount (if any) payable in connection therewith shall be final, conclusive and binding on the Parties.

(i) Payment Mechanics. No later than 10 Business Days after the determination of a Final Calculation Statement and the corresponding calculation of the Earnout Amount, if any, set forth therein pursuant this Agreement, Buyer shall pay to Paltalk by wire transfer of immediately available funds to an account designated by Paltalk in writing the applicable Earnout Amount, if any, as finally determined and set forth in such Final Earnout Calculation pursuant to this Agreement.

(j) Interest. If an Earnout Amount (or a portion thereof) is not delivered within the time period set forth in Section 3.3(i), then the past due Earnout Amount (or portion thereof) shall bear interest at a rate of 8% per annum, based on a 365-day year, until paid.

(k) Operation of the Companies. During the Earnout Periods, Buyer shall, and Buyer shall cause its Subsidiaries to, (A) operate the Business in good faith, and (B) maintain separate accounting of the Business for purposes of determining the Revenue for each Earnout Period and the resulting Earnout Amount (if any) for such Earnout Period. No Seller (or any of their respective representatives) makes any representation or warranty regarding the future earnings or prospects of the Business, and Buyer has not relied on any documents or statements made by the Sellers or any of their respective representatives related to any earnout performance criteria. Buyer shall not be under any obligation to operate the Business in any manner that prioritizes the achievement of Earnout Amounts over Buyer’s overall business strategy and objectives.

(l) Acceleration.

(i) If a Change of Control occurs on any date between the Closing Date and the end of the Earnout Period 4, the Sellers shall be entitled to receive from Buyer, and Buyer shall, or shall cause its Subsidiaries to, promptly pay to the Sellers, an amount in cash equal to:

(A) if any of the Purchased Assets are sold independently (i.e., not sold contemporaneous with any Tempest Assets): (x) 50% of the aggregate consideration paid to Buyer and any of its Subsidiaries for the Purchased Asset minus (y) the aggregate amount of any Earnout Amount received by the Sellers by such date, minus (z) the aggregate amount of any prior payments made by Buyer or its Subsidiaries to any Seller pursuant to this Section 3.3(l);

(B) if any of the Purchased Assets are sold contemporaneous with any Tempest Assets: (x) the Paltalk Consideration paid to Buyer and any of its Subsidiaries minus (y) the aggregate amount of any Earnout Amount received by the Sellers by such date, minus (z) the aggregate amount of any prior payments made by Buyer or its Subsidiaries to any Seller pursuant to this Section 3.3(l) (each an “Acceleration Payment”);

(ii) The minimum Acceleration Payment shall be:

(A) $1,650,000, with respect to the Paltalk Asset;

(B) $450,000, with respect to the Camfrog Asset; and

(C) $300,000, with respect to the Vumber Asset.

(iii) In no event shall the cumulative amount of Acceleration Payments exceed $5,000,000.

(iv) Any Acceleration Payment shall be made within thirty (30) days of the Change of Control.

(m) Acknowledgements. The Parties understand and agree that (i) the contingent rights to receive any Earnout Amount are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Buyer, (ii) the Sellers shall not have any rights as a securityholder of Buyer as a result of such Seller’s contingent right to receive any Earnout Payment hereunder, and (iii) except as otherwise expressly set forth in this Section 3.3(m), following the Closing, Buyer shall operate the Business in its sole discretion and shall have no obligation to protect or maximize Revenue or any Earnout Amount. Buyer makes no representation or warranty and expresses no opinion as to the value of any Earnout Amount, if any. No other terms or conditions, other than those expressly set forth in this Section 3.3, govern the Parties’ contractual relationship with respect to any Earnout Amount. The Sellers hereby acknowledge and agree, for itself and on behalf of their respective Affiliates and successors and assigns, that any obligation of Buyer to pay any Earnout Amount, if any, under this Section 3.3 shall be obligations solely of Buyer and no other Person.

ARTICLE IV
CLOSING AND DELIVERIES

4.1 Closing. The closing and consummation of the transactions contemplated hereby (the “Closing”) shall take place by electronic communications and transmission of .PDF documents on a date to be designated by the Parties, which shall be not more than two Business Days following the satisfaction or, to the extent permitted by Law, waiver in writing by the appropriate Party of each of the conditions set forth in ARTICLE IX (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, written waiver by the Party or Parties entitled to the benefit of such conditions), or on such other date or at such other time and place or by any such other method as the Parties may mutually agree, in each case, with original documents being exchanged contemporaneously with or promptly after the Closing, where applicable and necessary. All proceedings to be taken and all documents to be executed and delivered by the Parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed, and delivered. The “Effective Time” shall be 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date.

4.2 Deliveries by the Sellers. At the Closing, the Sellers shall deliver or cause to be delivered to Buyer the following items:

(a) an assignment and assumption agreement, duly executed by each Seller, evidencing the transfer of the Purchased Assets to Buyer (the “Assignment and Assumption Agreement”);

(b) a bill of sale conveying the Purchased Assets to Buyer, duly executed by each Seller (the “Bill of Sale”);

(c) the Patent License Agreement duly executed by Paltalk;

(d) an omnibus certificate of an executive officer of each Seller, given by him or her on behalf of each Seller and not in his or her individual capacity, to the effect that the conditions set forth in Sections 9.3(a) and 9.3(b) have been satisfied (the “Seller Closing Certificate”); and

(e) an IRS Form W-9 of each Seller that complies with the Treasury Regulations under Code Section 1445.

4.3 Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered the following items:

(a) to Paltalk, by wire transfer of immediately available funds, an amount equal to the Purchase Price to the account or accounts designated in writing by Paltalk;

(b) the Assignment and Assumption Agreement, duly executed by Buyer;

(c) the Bill of Sale, duly executed by Buyer; and

(d) to the Sellers, a certificate of an executive officer of Buyer, given by him or her on behalf of Buyer and not in his or her individual capacity, to the effect that the conditions set forth in Sections 9.2(a) and 9.2(b) have been satisfied (the “Buyer Closing Certificate”).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except (a) as set forth in any form, report, schedule, statement and other document (including all exhibits and schedules thereto and documents incorporated by reference therein) filed or furnished by Paltalk with the SEC and other publicly available documents filed or furnished on or after December 31, 2022 and prior to the date hereof (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature, other than, in each of the foregoing, any historical facts included therein), or (b) as set forth in the Schedules referenced in this Article V (the “Seller Disclosure Schedule”), each Seller represents and warrants to Buyer as follows as of the date hereof and as of the Closing Date (except for those representations and warranties made as of a specific date, which shall be made only as of such date):

5.1 Organization and Standing. Each Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Seller is duly qualified to do business, and in good standing, in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted requires it to be so qualified, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

5.2 Authority, Validity and Effect; No Conflict; Required Filings and Consents.

(a) Each Seller has all the requisite power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. Except for the Paltalk Stockholder Approval, the execution and delivery of this Agreement and the Ancillary Agreements to which each applicable Seller is a party and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of such Seller. This Agreement and the Ancillary Agreements to which the applicable Seller is a party have been, or will be, duly and validly executed and delivered by such Seller and constitute, assuming the due authorization, execution and delivery by Buyer and the other Parties, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms, except as limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect, and (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at Law or in equity) (the foregoing clauses (i) and (ii), collectively, the “General Enforceability Exceptions”).

(b) Except for the Paltalk Stockholder Approval and as set forth on Schedule 5.2(b), neither the execution and delivery of this Agreement and the Ancillary Agreements to which a Seller is a party, nor the consummation by a Seller of the transactions contemplated hereby or thereby, nor compliance by a Seller with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provisions of any Organizational Document of any Seller, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination or cancellation with respect to, or result in the creation or imposition of a Lien upon any Seller, any Purchased Asset or the Business, except as would, in any such event, not have a material impact on the Sellers’ ability to consummate the transactions contemplated by this Agreement, or (iii) subject to receipt of the requisite approvals referred to on Schedule 5.2(c), violate any Order or Law applicable to any Seller, any Purchased Asset or the Business.

(c) Other than the Paltalk Stockholder Approval and as set forth on Schedule 5.2(c), no Consent is required to be obtained or made by or on behalf of any Seller for the consummation by such Seller of the transactions contemplated by this Agreement.

(d) The board of directors of Paltalk (the “Paltalk Board”), by unanimous written consent or by resolutions duly adopted by a unanimous vote at a meeting of the Paltalk Board, duly called and held and, not subsequently rescinded or modified in any way, has (i) determined that this Agreement and of the transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth herein, are expedient and in the best interests of Paltalk and the stockholders of Paltalk, (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by hereby, upon the terms and subject to the conditions set forth herein, (iii) resolved that the transactions contemplated by this Agreement be submitted to a vote of the stockholders of Paltalk for approval at the Paltalk Stockholders Meeting (defined below), and (iv) resolved to recommend that the stockholders of Paltalk vote in favor of approval of the transactions contemplated by this Agreement (collectively, the “Paltalk Board Recommendation”).

5.3 No Insolvency or Bankruptcy. No Seller has filed any petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law relating to bankruptcy or insolvency, nor has any such petition been filed against any Seller. No general assignment of property of any Seller has been made for the benefit of creditors, and no receiver, master, liquidator or trustee has been applied for or appointed for any Seller or any of its properties, including the Purchased Assets.

5.4 Unearned/Deferred Revenue. The Unearned/Deferred Revenue has been calculated and maintained in accordance with GAAP as historically applied by the Sellers with respect to the Business. The Unearned/Deferred Revenue represents revenue received by the Sellers for which services have not yet been provided pursuant to bona fide arms’-length transactions.

5.5 Taxes. Except as set forth on Schedule 5.5, with respect to the Business:

(a) Each Seller has filed all material Tax Returns that they were required to file and paid all Taxes shown on such Tax Returns. All such Tax Returns were true, correct and complete in all material respects. All material Taxes due and owing by each Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) Each Seller has complied in all material respects with all applicable Laws, rules and regulations relating to the filing of Tax Returns and the payment and withholding of Taxes and have, within the time and in the manner prescribed by Law, withheld and paid over to the proper Taxing Authorities all material amounts required to be so withheld and paid over under applicable Laws.

(c) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of any Seller relating to the Business or the Purchased Assets.

(d) There are no Liens for unpaid Taxes on the Purchased Assets, except for Permitted Liens.

(e) No claim has been made by any Taxing Authority in any jurisdiction where any Seller does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(f) All deficiencies asserted, or assessments made, against the Sellers as a result of any examinations by any Taxing Authority relating to the Business or the Purchased Assets have been fully paid.

(g) No Seller is a party to any Action by any Taxing Authority relating to the Business or the Purchased Assets. To Sellers’ Knowledge, no such Actions are pending or threatened by any Taxing Authority.

(h) No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

5.6 Title to Personal Property; Sufficiency of Assets.

(a) Except as set forth on Schedule 5.6(a), as of the date hereof, each Seller has (in the case of owned personal property included in the Purchased Assets) good and marketable title to, or (in the case of leased personal property included in the Purchased Assets) a valid leasehold interest in, all of the applicable Purchased Assets, free and clear of all Liens except for Permitted Liens, excluding assets sold or disposed of by any Seller in the Ordinary Course of Business.

(b) Other than the Excluded Assets, the Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property, and assets necessary to conduct the Business as currently conducted consistent with past practices.

5.7 Compliance with Laws. Except as set forth on Schedule 5.7, as of the date hereof, to Sellers’ Knowledge:

(a) Each Seller is in material compliance with all material Laws applicable to the operation of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b) Since the date that is two years prior to the date hereof, no Seller has received any written notification or communication from any Governmental Authority asserting that such Seller is not in compliance with any Law applicable to the operation of the Business as currently conducted or the ownership and use of the Purchased Assets; and

(c) No investigation or review is pending or threatened by any Governmental Authority with respect to any alleged violation by any Seller of any Law applicable to the operation of the Business as currently conducted or the ownership and use of the Purchased Assets.

(d) The Business, as currently conducted by the Seller, as well as the Purchased Assets, do not require any specific Permits to legally operate under the applicable Laws in any material respect.

5.8 Purchased Contracts. The Sellers have heretofore made available to Buyer copies of all Purchased Contracts. Each Purchased Contract is in full force and effect in all material respects and constitutes a legal, valid, and binding obligation of the applicable Seller, and, to Sellers’ Knowledge, of the other parties thereto, subject to the General Enforceability Exceptions. To Sellers’ Knowledge, as of the date hereof, there is no material breach or default by any Seller or any third party under any Purchased Contract, and no event has occurred which, with notice or lapse of time or both, would constitute a material breach or default or would permit termination or material modification thereof by any party to such Purchased Contract. There are no material disputes pending or, to Sellers’ Knowledge, threatened under any Purchased Contracts included in the Purchased Assets.

5.9 Legal Proceedings.

(a) Except as set forth on Schedule 5.9, as of the date hereof, there are no Actions pending, or, to Sellers’ Knowledge, threatened, (i) against any Seller, the Purchased Assets, or the Business, or (ii) against or by each Seller or any Affiliate of any Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Sellers’ Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties, or awards against or affecting the Seller, the Purchased Assets or any of its properties or assets. To Sellers’ Knowledge, no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

5.10 Intellectual Property.

(a) Schedule 5.10(a)-1 lists all registered trademarks, copyrights, and domain names (and applications for the foregoing) in the Purchased Intellectual Property. To Sellers’ Knowledge, except as set forth on Schedule 5.10(a)-2, (i) the Sellers own all the Purchased Technology and the Purchased Intellectual Property, and (ii) the Purchased Technology and the Purchased Intellectual Property is not subject to any Lien, except for Permitted Liens.

(b) Schedule 5.10(b) lists all: (i) inbound licenses of Purchased Intellectual Property, excluding licenses to off-the-shelf software available on commercially standard terms, and (ii) outbound licenses of Purchased Intellectual Property, excluding non-exclusive trademark and copyright licenses granted in the Ordinary Course of Business to retailers and distributors for marketing and sale of any Seller’s products. To Seller’s Knowledge, each such license is valid and binding in accordance with its terms and is in full force and effect.

(c) Seller is the sole and exclusive legal and beneficial owner of all right, title and interest in and to the Purchased Intellectual Property free and clear of Liens other than Permitted Liens. To Seller’s Knowledge, seller has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Business as currently conducted, free and clear of Liens other than Permitted Liens. Seller has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation or development of any Purchased Intellectual Property during the course of employment or engagement with the Seller whereby such employee or independent assigns of any ownership interest such employee or independent contractor may have in or to such Purchased Intellectual Property, to the extent such Purchased Intellectual Property does not constitute a “work made for hire” under applicable Law.

(d) Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Seller’s right to own or use any Purchased Intellectual Property or Purchased Technology. Immediately following the Closing, all Purchased Intellectual Property and the Purchased Technology will be owned or available for use by Buyer on substantially similar terms as they were owned or available for use by Seller immediately prior to the Closing.

(e) Seller has taken all reasonable and necessary steps to preserve the confidentiality of all Trade Secrets included in the Purchased Intellectual Property and Purchased Technology, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. All required filings and fees related to the Purchased Intellectual Property and Purchased Technology due prior to Closing have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars.

(f) To Seller’s Knowledge, the conduct of the Business as currently and formerly conducted, including the use of the Purchased Intellectual Property, Purchased Technology, and licensed Intellectual Property in connection therewith, have not infringed, misappropriated or otherwise violated, the Intellectual Property or other rights of any Person. To Seller’s Knowledge, no Person has infringed, misappropriated, or otherwise violated any Purchased Intellectual Property.

(g) There are no Actions (including any opposition, cancellation, revocation, review or other proceeding), whether settled, pending or threatened in writing (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation or other violation by Seller of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability or ownership of any Purchased Intellectual Property; or (iii) by any Seller alleging any infringement, misappropriation, or other violation by any Person of the Purchased Intellectual Property. The Business is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Purchased Intellectual Property or Purchased Technology.

(h) Schedule 5.10(h) contains a correct, current, and complete list of all social media accounts used by Seller in the conduct of the Business. Seller has complied with all terms of use, terms of service, and other Contracts relating to its use of any social media platforms, sites, or services in the conduct of the Business (collectively, “Platform Agreements”). There are no Actions settled, pending, or threatened in writing alleging (i) any breach or other violation of any Platform Agreement by Seller; or (ii) defamation, any violation of publicity rights of any Person, or any other violation by Seller in connection with its use of social media in the conduct of the Business.

(i) All IT Systems are in good working condition and are sufficient for the operation of the Business as currently conducted. In the past three (3) years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the IT Systems that has resulted or is reasonably likely to result in material disruption or material damage to the Business. Seller has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the IT Systems.

(j) Seller has complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Business. In the past three (3) years, Seller has not (i) experienced any actual data breach or other material security incident involving personal information in its possession or control or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Seller’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification.

5.11 Employee Benefit Plans.

(a) Schedule 5.11(a) sets forth a complete list of, as of the date hereof (i) all material (A) “employee benefit plans” (as defined in Section 3(3) of ERISA), (B) specified fringe benefit plans (as defined in Section 6039D of the Code), and (C) severance pay, salary continuation, supplemental unemployment, layoff, bonus, incentive compensation, equity or equity-based compensation, phantom equity, employee equity ownership, retirement, pension, profit sharing, deferred compensation, health or welfare, life insurance, dental, vision, disability, accident, group insurance, paid vacation, paid holiday, paid sick leave, or other benefit plans, contracts, programs, policies or arrangements of any kind, in each case, which currently are sponsored, established, maintained, contributed to or required to be contributed by any Seller or for which any Seller has any liability, (ii) all “multiemployer plans” (as defined in Section 4001 of ERISA), and (iii) all “employee benefit plans” (as defined in Section 3(3) of ERISA) that are subject to Title IV of ERISA or Section 412 of the Code, which any Seller or any ERISA Affiliate has maintained, contributed to or been required to contribute to at any time during the six-year period ending on the date hereof or with respect to which any Seller or any ERISA Affiliate has any liability, contingent or otherwise (all of the above being hereinafter individually or collectively referred to as an “Employee Plan” or the “Employee Plans,” respectively).

(b) Copies of the following materials have been delivered or made available to Buyer, to the extent applicable: (i) all current plan documents, as well as any amendments thereto, for each Employee Plan or, in the case of an unwritten Employee Plan, a written description of its material terms, (ii) all current determination letters, opinion letters or advisory letters from the IRS with respect to any of the Employee Plans described in Section 5.11(d) below, (iii) all current summary plan descriptions, summaries of material modifications, annual reports, summary of benefits and coverage, summary annual reports, sample COBRA communications, and employee handbooks, (iv) copies of any current trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, (v) nondiscrimination, coverage, and any other required annual testing for the three most recent plan years, and (vi) copies of all material, non-routine notices, letters or other correspondence from the IRS, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Employee Plan within the three most recent plan years.

(c) Except as set forth on Schedule 5.11(c), each Employee Plan has been maintained, operated, and administered in compliance with its terms, any related documents or agreements and all applicable Laws, in each case, in all material respects.

(d) Each Employee Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified (or, if such Employee Plan is a master, prototype or volume submitter plan, may rely on a favorable opinion or advisory letter issued by the IRS to the sponsor of such plan), and each trust created thereunder is exempt from tax under the provisions of Section 501(a) of the Code.

(e) No Seller engaged in or knowingly permitted to occur and, to Sellers’ Knowledge, no other party has engaged in or permitted to occur, any transaction prohibited by Section 406 of ERISA or any “prohibited transaction” under Code Section 4975(c) with respect to any Employee Plan, except for any transactions which are exempt under Section 408 of ERISA or Section 4975 of the Code, that would reasonably be expected to result in any material liability or excise Tax under ERISA or the Code being imposed on any Seller.

(f) Except as set forth on Schedule 5.11(f), no Seller nor any ERISA Affiliate has at any time during the six-year period ending on the date hereof contributed to, had any obligation to contribute to, or had any liability with respect to any (i) multiemployer plan within the meaning of Section 3(37) of ERISA, (ii) “multiple employer plan” within the meaning of Section 413(c) of the Code, or (iii) “employee benefit plan” subject to Title IV of ERISA or Section 412 of the Code. No Employee Plan is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, and no Employee Plan is or has been funded by, associated with or related to, (x) a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code or (y) a “qualified asset account” within the meaning of Section 419A of the Code.

(g) To Sellers’ Knowledge, there are no pending or threatened (i) assessments, complaints, proceedings, or investigations of any kind in any court of competent jurisdiction or Governmental Authority, or (ii) claims (other than routine claims for benefits), in either case, with respect to any Employee Plan.

(h) No Employee Plan provides benefits, including death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by Law, (ii) death or retirement benefits under any Employee Plan that is intended to be qualified under Section 401(a) of the Code, or (iii) deferred compensation benefits reflected on the books of any Seller.

(i) Except as set forth on Schedule 5.11(i), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or upon the occurrence of any additional events, (i) result in the payment, vesting, or acceleration of any benefit, (ii) entitle any employee or individual service provider to change in control, retention, severance or other similar payments, or (iii) trigger any funding obligation under any Employee Plan. Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties in this Section 5.11 are the sole representations and warranties of the Sellers relating to ERISA and employee benefit matters.

5.12 Labor Matters.

(a) Except as stated on Schedule 5.12(a)(i), all employees of the Sellers (the “Seller Employees”) are employed with the applicable Seller on an at-will basis. No former employee of any Seller has any right to recall or reemployment. Schedule 5.12(a)(ii) lists any employment, consulting, bonus, incentive, severance, retention, change in control, restrictive covenant, or other agreement applicable to each such Seller Employee’s employment with the applicable Seller. Except as stated on Schedule 5.12(a)(ii), the Seller Employees constitute all of the individuals required to manage and operate the Business as presently managed and operated.

(b) As of the date hereof, (i) no Seller is not a party to or bound by any collective bargaining agreement or any other Contract with any labor union, trade union, works council, or other representative of employees, and no such agreements are being negotiated, (ii) no labor organization or group of employees of any Seller has provided notice to the applicable Seller of a pending demand for recognition or certification, (iii) there are no representation or certification proceedings or petitions seeking a representation or certification proceeding presently pending or, to the Sellers’ Knowledge, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority, (iv) there are no pending or, to the Sellers’ Knowledge, threatened union organizing activities with respect to any Seller and no such activities have occurred within the past three years and (v) there is no labor strike, work stoppage, slowdown, lockout, arbitration, unfair labor practice charge or grievance, or other material labor dispute pending or, to the Sellers’ Knowledge, threatened against or involving any Seller, and no such dispute has occurred within the past three years.

(c) Each Seller is, and for at least the past four years has been, in compliance in all material respects with all applicable Laws with respect to the employment or engagement of employees (including, without limitation, the FLSA and all such Laws regarding wages and/or hours, classification of employees and contractors, collective bargaining, labor relations, anti-discrimination, anti-retaliation, accommodation, recordkeeping, employee leave, Tax withholding and reporting, eligibility to be legally employed, break periods, reinstatement from leave, harassment or other training, use of consumer reports, Worker Adjustment and Retraining Notification Act, as amended, and any applicable state law equivalent (“WARN Act, pay equity, workers’ compensation, immigration, and safety) and has been in compliance, except for immaterial non-compliance, with all Contracts with Seller Employees, former employees, and independent contractors. As of the Closing Date, each Seller Employee and each other current and former employee or independent contractor of the Sellers who has provided services with respect to the Sellers will have been paid all wages, bonuses, compensation, and other sums owed to such Seller Employee or other individual as of such date. All individuals employed by the Sellers are authorized to work in the United States or, if applicable, Canada under all federal and applicable state immigration Laws and no Person has made, or to the Sellers’ Knowledge, threatened to make, any claim that such individuals are not authorized to work in the United States. There has been no “mass layoff” or “plant closing” (as defined by the WARN Act), reduction of employees’ hours by more than 50% (sufficient to trigger the WARN Act), or other layoff or employment action that would cause any notice to be provided or liability under the WARN Act or any other similar applicable Law with respect to the Sellers within the past five years.

(d) Each independent contractor who provides, or provided, services to the Sellers is, and has been, properly classified as an “independent contractor” under all applicable Laws.

(e) There are no, and in the past 12 months there have been no claims, Actions or material proceedings pending or, to the Sellers’ Knowledge, threatened by or before any Governmental Authority brought by any former employee, Seller Employee, or independent contractor, relating to labor or employment practices, or any alleged non-compliance with any Laws relating to labor or employment. During the past four years, to the Sellers’ Knowledge, no former employee or Seller Employee has made any sexual harassment claim against any Seller Employee concerning or relating to such former employee’s or Seller Employee’s employment with the applicable Seller. No Seller is engaged in any material dispute or controversy with any independent contractor.

5.13 Related Party Transactions. Except as set forth on Schedule 5.13, no officer, manager or member of any Seller, or any member of his or her Immediate Family (each a “Related Person”) (i) owes any amount to any Seller, (ii) is involved in any business arrangement with Seller (save for an employment, ownership, or management relationship with any Seller and other arms-length transactions), or (iii) has any claim or cause of action against any Seller. Except as set forth on Schedule 5.13, no Seller owes any amount to, and no Seller has committed to make any loan or extend or guarantee credit to, or for the benefit of, or have any indebtedness to, any Related Person, except in respect of remuneration earned or expenses incurred in the Ordinary Course of Business (including in connection with an employment, ownership or management relationship or operational liabilities and obligations of any Seller to its employees, officers, managers and members).

5.14 No Brokers. Except as set forth on Schedule 5.14, no broker, finder or similar agent has been employed by or on behalf of any Seller, and no Person with which any Seller has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.

5.15 Additional Representations. Except for the representations and warranties made by the Sellers that are expressly set forth in this Article V, each Seller and each of their respective Affiliates and representatives expressly disclaim and make no, and shall not be deemed to have made any, representation, warranty, statement or disclosure of any kind (whether express or implied) to Buyer or any of its Affiliates or representatives.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Except (a) as set forth in the Schedules referenced in this ARTICLE VI (collectively, the “Buyer Disclosure Schedules”), which shall qualify the representations and warranties of Buyer set forth in this ARTICLE VI or (b) as provided by this Agreement, Buyer represents and warrants to the Sellers that the following statements are true and correct as of the date hereof and as of the Closing Date (except for those representations and warranties made as of a specific date, which shall be made only as of such date):

6.1 Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer is duly qualified to do business, and in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a material and adverse effect on Buyer.

6.2 Authorization, Validity and Effect. Buyer has all the requisite power and authority to enter into and perform its obligations under this Agreement and Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement and the Ancillary Agreements to which Buyer is a party have been, or will be, duly and validly executed and delivered by Buyer and constitute, assuming the due authorization, execution and delivery by Buyer and the other Parties, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as limited by the General Enforceability Exceptions.

6.3 No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement and the Ancillary Agreements to which Buyer is a party, nor the consummation by Buyer of the transactions contemplated hereby or thereby, nor compliance by Buyer with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provisions of any Organizational Document of Buyer, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination or cancellation with respect to, or result in the creation or imposition of any Lien upon, any property or assets of Buyer or, pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be subject, and that would, in any such event, have a material and adverse effect on Buyer, or (iii) subject to receipt of the requisite approvals referred to on Schedule 6.3(b), violate any Order or Law applicable to Buyer or any of its properties or assets. To the extent that Buyer will need to apply for or obtain any Permits to continue the operations of the Business after the Closing, no condition exists which would prevent or inhibit Buyer from being able to apply for or obtain such Permits.

(b) Other than as set forth on Schedule 6.3(b), no Consent is necessary for the consummation by Buyer of the transactions contemplated by this Agreement.

6.4 Legal Proceedings. There are no Actions pending or, to Buyer’s Knowledge, threatened against Buyer that would adversely affect Buyer’s performance under this Agreement and under the Ancillary Agreements to which Buyer is a party, or the consummation of the transactions contemplated hereby or thereby.

6.5 Financing. Buyer has on the date hereof, and Buyer will have on the Closing Date, sufficient unrestricted cash on hand necessary to enable Buyer to consummate on a timely basis the transactions contemplated by this Agreement and to pay all of Buyer’s related fees and expenses. Buyer’s obligations under this Agreement are not contingent or conditioned upon any Person’s ability to obtain or have at the Closing sufficient funds necessary to consummate the transactions contemplated by this Agreement.

6.6 Solvency. Immediately after giving effect to the consummation of the transactions contemplated hereby and any related transaction, Buyer (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (b) will have adequate capital with which to engage in its business, and (c) will not have incurred and will not plan to incur debts beyond its ability to pay as they become absolute and matured. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer.

6.7 No Brokers. No broker, finder or similar agent has been employed by or on behalf of Buyer, and neither Buyer nor any Person with which Buyer has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee, or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

6.8 Additional Representations. Except for the representations and warranties made by the BUYER that are expressly set forth in this Article Vi, BUYER and each of their respective Affiliates and representatives expressly disclaim and make no, and shall not be deemed to have made any, representation, warranty, statement or disclosure of any kind (whether express or implied) to Any SELLER or any of THEIR REspective Affiliates or representatives.

6.9 Acknowledgements; No Reliance. Buyer has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the business of the Sellers as Buyer has deemed appropriate to otherwise evaluate the merits of the transactions contemplated hereby and to enable it to make an informed investment decision concerning the transactions contemplated hereunder. In entering into this Agreement, Buyer acknowledges, agrees and represents that it has relied solely upon the representations and warranties expressly set forth in Article V and not on (and Buyer hereby disclaims reliance on) any express or implied representations, warranties or information of any nature (including regarding the accuracy or completeness thereof), whether in writing, orally or otherwise (including any matter whatsoever relating to the Sellers, the Purchased Assets, the Business or any other matter relating to the transactions contemplated by this Agreement), made by or on behalf of or imputed to the Sellers or any of their respective Affiliates or representatives (except for the representations and warranties set forth in Article V).

ARTICLE VII

PRE-CLOSING COVENANTS

7.1 Interim Operations. Between the date hereof and the Closing Date or the earlier termination of this Agreement in accordance with ARTICLE X, except as (a) may be required by Law, (b) (b) may be consented to in writing by Buyer, (c) may be expressly required, contemplated or permitted pursuant to this Agreement, or (d) set forth on Schedule 7.1(d), each Seller shall use its reasonable best efforts to conduct the business of such Seller in the Ordinary Course of Business, and to the extent consistent therewith, such Seller shall use its best efforts to preserve intact its business in all material respects. Without limiting the foregoing, from the date hereof until the closing Date, Seller shall:

(i) comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets;

(ii) not (A) acquire, or dispose of, any Purchased Assets, or (B) mortgage or encumber any Purchased Assets other than Permitted Liens;

(iii) other than in the Ordinary Course of Business or a termination by another contract party under the terms of a Purchased Contract, not enter into, amend, modify or terminate any Purchased Contract;

(iv) not enter into any settlement or release with respect to any material Action relating to the Purchased Assets, unless such settlement or release contemplates only the payment of money (or the modification, termination or release of any rights or obligations of any Seller) without ongoing limits on the ownership or operation of the Purchased Assets;

(v) not, in each case in respect of the Purchased Assets and in the event such action would cause a material increase in Buyer’s Tax liability, (A) make, revoke, or modify any material Tax election, or (B) commence any material Tax Action or settle or compromise any material Tax Action; or

(vi) not take or permit any action that would cause any of the changes, events or conditions described in clauses (i) through (viii) above to occur.

Nothing contained in this Section 7.1 or elsewhere in this Agreement shall preclude any Seller, in its sole discretion, from making cash distributions or from using all available cash to repay any indebtedness. Nothing contained in this Section 7.1 or elsewhere in this Agreement shall prevent any Seller from assuming, settling, canceling or otherwise terminating any or all of such Seller’s obligations, receivables, payables, loans or other intercompany accounts. In addition, nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the Business or operations of any Seller prior to the Closing. Prior to the Closing, each Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its business and operations.

7.2 Reasonable Access; Confidentiality.

(a) From the date hereof until the Closing Date or the earlier termination of this Agreement in accordance with Article X, and subject to applicable Law, each Seller shall (i) give Buyer and its authorized representatives, upon reasonable notice to such Seller, reasonable access, during normal business hours, to (A) certain officers and agents of such Seller and (B) the books and records of such Seller, and (ii) furnish to Buyer during such period all such information relating to such Seller as Buyer may from time to time reasonably request; provided, that (1) all such access shall be coordinated through Jason Katz, (2) such activities shall not unreasonably disrupt the operations of such Seller, (3) no environmental testing or sampling (including the sampling of air, water, groundwater, soil or building material) shall be conducted without the consent of such Seller and (4) such Seller shall not have any obligation to make available any information if making such information available may, in such Seller’s sole discretion (x) cause or result in competitive harm to such Seller if the transactions contemplated by this Agreement are not consummated, or (y) jeopardize any attorney-client or other legal privilege or contravene any applicable fiduciary duty, Law or Contract (including any confidentiality agreement to which such Seller or any of its Affiliates is a party).

(b) From the date hereof until the Closing Date or the earlier termination of this Agreement in accordance with Article X, Buyer shall not, without the prior written consent of the applicable Seller, contact, in any manner, any customers, suppliers, service providers, employees or other business relations of such Seller with respect to any matters relating to this Agreement or the transactions contemplated hereby.

(c) From the date hereof until the Closing Date, any information provided to or obtained by Buyer pursuant to Section 7.2(a) and Section 7.2(b) above will be subject to the Nondisclosure Agreement, dated August 26, 2024, executed by Buyer and Paltalk (the “Confidentiality Agreement”), and must be held by Buyer in accordance with and be subject to the terms of the Confidentiality Agreement. Buyer shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference.

7.3 Certain Notices; Supplemental Disclosure.

(a) During the period from the date hereof through the Closing Date or the earlier termination of this Agreement in accordance with ARTICLE X, Paltalk shall promptly advise Buyer in writing if it becomes aware of (i) the occurrence, or non-occurrence, of any event that has caused any representation or warranty to be untrue or inaccurate in any material respect at any time after the date hereof and prior to the Closing, and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Buyer’s receipt of information pursuant to this Section (a)7.3(a) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by each Seller in this Agreement and shall not be deemed to amend or supplement the Seller Disclosure Schedules.

(b) During the period from the date hereof through the Closing Date or the earlier termination of this Agreement in accordance with Article X, Paltalk shall advise Buyer in writing if a Seller obtains Knowledge of (i) an occurrence or non-occurrence that has caused any representation or warranty made by any Seller to be untrue or inaccurate in any material respect at any time after the date hereof and prior to the Closing, and (ii) any material failure on the part of any Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. If any such event requires any change to Seller Disclosure Schedules, the Sellers shall have the right to promptly deliver to Buyer a supplement to such Seller Disclosure Schedules specifying such change. If such updated Seller Disclosure Schedules reflect any event occurring or arising in the Ordinary Course of Business at any time after the date hereof and prior to the Closing Date, (x) the specified representations and warranties made by the Sellers will be deemed automatically modified to reflect such event as of the date that such event occurs or arises, and (y) Buyer will not have the right to terminate this Agreement pursuant to Section 10.1(b)(i) on account of such modification of the representations and warranties made by the Sellers herein.

(c) If the Sellers deliver one or more updated Seller Disclosure Schedules pursuant to Section 7.3(b) that reflect any event occurring or arising not in the Ordinary Course of Business, unless Buyer provides Paltalk with a termination notice pursuant to Section 10.1(b)(i) within ten Business Days after delivery by the Sellers of such updated Seller Disclosure Schedules, Buyer shall be deemed to have waived its right to terminate this Agreement or prevent the consummation of the transactions contemplated by this Agreement and to have accepted the updated Seller Disclosure Schedules. The delivery of any such updated Seller Disclosure Schedules shall be deemed to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such event, and no Buyer Indemnitee shall have any indemnification rights under ARTICLE XI for any such event. From and after the Closing, references to the Seller Disclosure Schedules shall be references thereto as so supplemented or amended.

7.4 Commercially Reasonable Efforts; Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and to obtain satisfaction or waiver of the conditions precedent to the consummation of the transactions contemplated hereby, including (a) obtaining all of the Consents and the making of all filings and the taking of all steps as may be necessary to obtain a Consent from, or to avoid an Action by, any Governmental Authority, (b) obtaining the necessary consents from third parties, (c) defending any Action challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any Governmental Authority vacated or reversed, and (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The “commercially reasonable efforts” of the Sellers shall not require any Seller or any of its Affiliates to expend any money to remedy any breach of any representation or warranty hereunder, to commence any litigation or arbitration proceeding, to offer or grant or otherwise provide any accommodation (financial or otherwise) to any Person or to provide financing to Buyer for the completion of the transactions contemplated hereunder.

7.5 No Shop. During the period from the date hereof through the Closing Date or the earlier termination of this Agreement in accordance with ARTICLE X, no Seller shall, and each Seller shall cause its officers, managers, directors, partners, controlled Affiliates and representatives not to, directly or indirectly, (a) solicit, undertake, authorize, propose, enter into or encourage the submission of any proposal or offer from any Person (other than Buyer and its Affiliates and representatives) relating to the acquisition of the equity interests of the Sellers or any portion of Purchased Assets (other than assets sold in the Ordinary Course of Business) of the Sellers (including any acquisition structured as a merger, consolidation or equity exchange) (each, an “Acquisition Proposal”), or (b) furnish or cause to be furnished to any Person (other than Buyer and its Affiliates and representatives) any information with respect to the business, operations, properties or assets of any Seller or assist or participate in, or facilitate in any other manner any effort or attempt by any Person to pursue any Acquisition Proposal; provided, however, that a Seller’s representatives may respond to unsolicited inquiries, but solely for the purpose of communicating that such Seller is not able to entertain the unsolicited offer. The Sellers shall instruct their broker to immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer) conducted heretofore with respect to any Acquisition Proposal. In addition to the other obligations under this Section 7.5, Seller shall promptly (and in any event within three (3) Business Days after receipt thereof by Seller, advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same. Seller agrees that the rights and remedies for noncompliance with this Section 7.5 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

7.6 Paltalk Stockholder Approval. Paltalk shall take all action necessary in accordance with applicable Laws and the Organizational Documents of Paltalk to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the approval of the stockholders of Paltalk (the “Paltalk Stockholder Approval”), to be held as promptly as reasonably practicable following completion of the review of the Preliminary Proxy Statement (defined below) by the SEC (subject to applicable notice requirements). The Paltalk Board shall solicit from stockholders of Paltalk proxies in favor of the transactions contemplated by this Agreement, and the Definitive Proxy Statement shall include, among other proposals, the Paltalk Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Paltalk (a) shall be required to adjourn or postpone the Paltalk Stockholders Meeting (i) to the extent necessary to ensure that any legally required supplement or amendment to the Definitive Proxy Statement (defined below) is provided to the Paltalk’s stockholders, or (ii) if, as of the time for which the Paltalk Stockholders Meeting is scheduled, there are insufficient shares of the common stock of Paltalk represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Paltalk Stockholders Meeting, and (b) may adjourn or postpone the Paltalk Stockholders Meeting if, as of the time for which the Paltalk Stockholders Meeting is scheduled, there are insufficient shares of the common stock of Paltalk represented (either in person or by proxy) to obtain the Paltalk Stockholder Approval.

7.7 Paltalk Proxy Statement.

(a) Paltalk shall prepare and file with the SEC in connection with the transactions contemplated hereby, a preliminary proxy statement relating to the meeting of the stockholders of Paltalk to be held for the purposes of obtaining Paltalk Stockholder Approval (including any postponement, adjournment or recess thereof, the “Paltalk Stockholders Meeting”), and any amendments or supplements thereto necessary to complete the review of such proxy statement by the SEC (the “Preliminary Proxy Statement”). Paltalk shall disseminate a definitive proxy statement (the “Definitive Proxy Statement”) to the holders of record of the common stock of Paltalk as promptly as reasonably practicable following completion of the review of the Preliminary Proxy Statement by the SEC. Buyer shall furnish all information concerning Buyer as may be reasonably requested by Paltalk or required by applicable Law in connection with the preparation and filing of the Preliminary Proxy Statement and the Definitive Proxy Statement and any necessary amendments or supplements thereto (or such other filings as may be necessary under applicable Law).

(b) The Parties each agree, as to itself and its Affiliates, that none of the information supplied or to be supplied by it or its Affiliates, directors, officers, employees or agents for inclusion or incorporation by reference in the Definitive Proxy Statement will, at the date it is first mailed to stockholders of Paltalk and at the time of the Paltalk Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Paltalk shall cause the Definitive Proxy Statement to comply as to form in all material respects with the applicable provisions of the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder; provided, however, that no representation is made by Paltalk with respect to statements made therein based on information supplied by Buyer specifically for inclusion or incorporation by reference therein.

(c) If, at any time prior to the Paltalk Stockholders Meeting, any information relating to Buyer, the Sellers or any of their respective Affiliates, officers or directors, should be discovered by any of Buyer, on the one hand, or Paltalk, on the other hand, that should be set forth in an amendment or supplement to the Preliminary Proxy Statement or the Definitive Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party, and Paltalk shall promptly prepare and file with the SEC an appropriate amendment or supplement describing such information.

7.8 Patent License Agreement. The Parties agree to negotiate in good faith to draft, execute, and deliver, prior to the Closing Date, a mutually agreed perpetual, irrevocable, royalty-free, fully paid-up, worldwide, non-exclusive license to use, reproduce, modify, display, distribute, and otherwise exploit the Vumber Patent (the “Patent License Agreement”). The Patent License Agreement shall provide, among other things, (i) the right of Buyer, at Buyer’s sole discretion, to enforce the Vumber Patent against any third-party infringers that are competitors of Vumber, Phoner or any other phone software application owned by Buyer or any of its Affiliates, which provision will specifically exclude the right to enforce the Vumber Patent against public companies with revenues higher than the revenues generated by Vumber (similar to [*****] or [*****]), (ii) the right of first refusal of Buyer in case of a sale or transfer of ownership rights in the Vumber Patent to any third parties, (iii) the right of the Sellers to grant licenses on the Vumber Patent to third parties, limited to parties with revenues of at least $1,000,000,000.00, and (iv) if any of Buyer’s or any of its Affiliates’ phone software applications, including Vumber, are acquired by a third party, the Patent License Agreement will remain in full force and effect only with respect to the phone software applications acquired by such third party. Any third party that acquires any of the Buyer’s or any of its Affiliates’ phone software applications will not receive the Patent License Agreement or any rights thereunder or with respect thereto for any of such third party’s existing phone software applications.

ARTICLE VIII
ADDITIONAL COVENANTS

8.1 Confidentiality; Publicity. Except as may be required by Law or the rules of any stock exchange, or as otherwise permitted or expressly contemplated herein, no Party or its respective Affiliates, employees, agents and representatives shall disclose to any third party the existence of this Agreement or the subject matter or terms hereof without the prior consent of the other Party; provided, however, that the Parties and their Affiliates shall be permitted to (a) disclose such information to their attorneys, advisors, representatives, directors (or similar member of a governing body), members, investors, or Seller Employees (and, after Closing, the existence of this Agreement to their employees) and (b) disclose and use such information in connection with enforcing their rights and fulfilling their obligations under this Agreement or any other agreement entered into in connection with this Agreement. No press release or public announcement related to this Agreement, any Ancillary Agreement or the transactions contemplated herein or therein shall be issued or made by Buyer without the prior approval of Paltalk, unless required by Law (in the reasonable opinion of counsel) in which case the Paltalk shall have the right to review such press release, announcement or communication prior to its issuance, distribution or publication.

8.2 Non-Competition; Non-Solicitation.

(a) For a period commencing on the Closing Date and ending on the date that is the last day of the Earnout Period 4 (the “Restricted Period”), each Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between Buyer and customers or suppliers of the Business.

(b) During the Restricted Period, no Seller shall, and no Seller shall permit any of its Affiliates to, directly or indirectly, hire or solicit any Transferred Employee or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this section shall prevent any Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by the Buyer, (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee, or (iii) any employee (A) not offered employment by the Buyer or (B) not otherwise hired by the Buyer pursuant to Section 8.3(a).

(c) During the Restricted Period, no Seller shall, and no Seller shall permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Business or potential clients or customers of the Business for purposes of diverting their business or services from Buyer.

(d) Each Seller acknowledges that a breach or threatened breach of this section would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by a Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e) Each Seller acknowledges that the restrictions contained in this Section 8.2 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this section should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant to cure such exceedance, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this section and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

8.3 Employment and Benefit Arrangements.

(a) Commencing on the Closing Date, the Sellers shall terminate all employees of the Business set forth on a separate schedule, to be prepared by the Parties and delivered prior to the Closing Date (which schedule will be appended to this Agreement as Schedule 8.3(a) hereto), and, at Buyer’s sole discretion, Buyer may offer employment, on an “at will” basis, to any or all of such employees (the “Transferred Employees”). Seller shall bear any and all obligations and liability under the WARN Act resulting from employment losses pursuant to this Section 8.3.

(b) The Sellers shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents, or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. The Sellers also shall remain solely responsible for all workers’ compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. The Sellers shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(c) Each employee of the Business who becomes employed by Buyer in connection with the transactions contemplated by this Agreement shall be eligible to receive the salary and benefits maintained for employees of Buyer on substantially similar terms and conditions in the aggregate as are provided to similarly situated employees of Buyer.

(d) The provisions of this Section 8.3 are solely for the benefit of the Parties and no employee, former employee or any other individual shall be regarded for any purpose as a third-party beneficiary of this Section 8.3 or have any cause of action or claim based on this Section 8.3. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Employee Plan, any Buyer Welfare Plan, or any other benefit plan, program, agreement or arrangement maintained or sponsored by the Sellers, Buyer, or any of their respective Affiliates, (ii) alter or limit the ability of the Sellers, Buyer, or any of their respective Affiliates, as applicable, to amend, modify, or terminate any Employee Plan, any Buyer Welfare Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by the Sellers, Buyer, or any of their respective Affiliates, or (iii) confer upon any employee, former employee, or any other individual any right to employment or continued employment, benefits or continued service with the Sellers, Buyer, or any of their respective Affiliates.

ARTICLE IX
CONDITIONS TO CLOSING

9.1 Conditions to Obligations of the Each Party. The respective obligations of each Party to consummate the Closing are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived in writing subject to applicable Law, in whole or in part, as to a Party by such Party (in such Party’s sole discretion):

(a) Governmental Restraints. (i) No provision of any applicable Law shall prohibit the consummation of the transactions contemplated by this Agreement, and (ii) no final Order shall have been issued, promulgated, enacted, or enforced by any Governmental Authority after the date hereof enjoining or otherwise prohibiting the performance of this Agreement or the consummation of any of the transactions contemplated hereby.

9.2 Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following additional conditions (it being understood that all conditions to Closing shall be deemed to have been satisfied or waived from and after the Closing):

(a) Representations and Warranties of Buyer. (i) Each of representations and warranties of Buyer set forth in Section 6.1, Section 6.2 and Section 6.3(a)(i) (disregarding all qualifications or limitations as to “materially”, “Material Adverse Effect” and words of similar import) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made at and as of the Closing Date (other than such representations and warranties as are expressly made as of an earlier date, which shall be so true and correct as of such date), except for de minimis inaccuracies that do not (and are not reasonably expected to) result in any liability to the Sellers, and (ii) each of the other representations and warranties (disregarding all qualifications or limitations as to “materially”, “Material Adverse Effect” and words of similar import) made by Buyer in Article VI shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made at and as of the Closing Date (other than such representations and warranties as are expressly made as of an earlier date, which shall be so true and correct as of such date), except for any failures of such representations and warranties to be so true and correct as have not had, and would not reasonably be expected to have, a Buyer Material Adverse Effect.

(b) Performance by Buyer. Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.

(c) Closing Certificate of Buyer. Paltalk shall have received a certificate, dated as of the Closing Date, signed by a Responsible Officer of Buyer certifying that, to the best of such Responsible Officer’s knowledge, the conditions set forth in Sections 9.2(a) and 9.2(b) have been satisfied.

(d) Closing Deliverables. Buyer shall have delivered or caused to be delivered all of the closing deliveries set forth in Section 4.3 and in the other Ancillary Agreements.

(e) No Material Adverse Effect. There shall not have been or occurred any event, change, occurrence, or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or which could reasonably be expected to have a Buyer Material Adverse Effect.

(f) Paltalk Merger. All conditions to closing required to be satisfied in connection the transactions contemplated by the Merger Agreement, have been satisfied or waived and the parties to the Merger Agreement stand ready, willing and able to close the transactions contemplated by the Merger Agreement, subject only to the closing of the transactions contemplated by this Agreement.

9.3 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following additional conditions (it being understood that all conditions to Closing shall be deemed to have been satisfied or waived from and after the Closing):

(a) Representations and Warranties of the Sellers. (i) Each of the representations and warranties of the Sellers set forth in Section 5.1, Section 5.2(a), Section 5.2(b)(i) and Section 5.2(d) (disregarding all qualifications or limitations as to “materially”, “Material Adverse Effect” and words of similar import) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made at and as of the Closing Date (other than such representations and warranties as are expressly made as of an earlier date, which shall be so true and correct as of such date), except for de minimis inaccuracies that do not (and are not reasonably expected to) result in any liability to Buyer, and (ii) each of the other representations and warranties (disregarding all qualifications or limitations as to “materially”, “Material Adverse Effect” and words of similar import) made by the Sellers set forth in Article V shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made at and as of the Closing Date (other than such representations and warranties as are expressly made as of an earlier date, which shall be so true and correct as of such date), except for any failures of such representations and warranties to be so true and correct as have not had, and would not reasonably be expected to have, a Material Adverse Effect.

(b) Performance by the Sellers. Each Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with such Seller, as applicable, on or prior to the Closing Date.

(c) Closing Certificate of the Sellers. Buyer shall have received an omnibus certificate, dated as of the Closing Date, signed by a Responsible Officer of each Seller certifying that the applicable conditions set forth in Sections 9.3(a) and 9.3(b) have been satisfied with respect to each applicable Seller.

(d)  Closing Deliverables. The Sellers shall have delivered or caused to be delivered all of the closing deliveries set forth in Section 4.2 and in the other Ancillary Documents.

(e) Required Consents. The Sellers shall have obtained all necessary consents, approvals, and/or authorizations from third parties to assign, transfer, or otherwise convey all applicable agreements, contracts, or rights described in Schedule 5.2(b). Such consents shall be obtained in a form satisfactory to the Buyer, and delivered to the Buyer on or before the Closing Date.

(f) No Material Adverse Effect. There shall not have been or occurred any event, change, occurrence, or circumstance that, individually or in the aggregate with any such events, changes, occurrences, or circumstances, has had or which could reasonably be expected to have a Material Adverse Effect on the Sellers.

9.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such Party’s breach of its obligations to consummate the transactions contemplated by this Agreement as required by the provisions of this Agreement.

ARTICLE X
TERMINATION OF AGREEMENT

10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written consent of Buyer and Paltalk;

(b) by Buyer, if:

(i) there has been a violation or breach by a Seller of any covenant, representation or warranty contained in this Agreement that has caused any of the conditions set forth in Section 9.3 not to be satisfied and (A) such violation or breach has not been waived in writing by Buyer, (B) Buyer has provided written notice to Paltalk of such violation or breach and its intent to terminate this Agreement pursuant to this Section 10.1(b), and (C) the applicable Seller has not cured such violation or breach within 10 Business Days (or by midnight Eastern Time on the date that is the third day prior to the End Date, if sooner) after receiving written notice thereof from Buyer; provided, however, that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 10.1(b)(i) if there has been a violation or breach by Buyer of this Agreement that has caused any of the conditions set forth in Section 9.3 not to be satisfied; and provided, further, that the Sellers’ failure to consummate the Closing on the date required pursuant to Section 4.1 shall each not be subject to cure hereunder; or

(ii) the transactions contemplated hereby have not been consummated by the End Date; provided, however, Buyer shall not be entitled to terminate this Agreement pursuant to this Section 10.1(b)(ii) if Buyer’s breach of this Agreement (including breach of Section 4.1) has substantially contributed to the failure of, or has prevented, the consummation of the transactions contemplated hereby to occur by the End Date;

(c) by Paltalk, if:

(i) there has been a violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement that has caused any of the conditions set forth in Section 9.2 not to be satisfied and (A) such violation or breach has not been waived in writing by Paltalk, (B) Paltalk has provided written notice to Buyer of such violation or breach and its intent to terminate this Agreement pursuant to this Section 10.1(c), and (C) Buyer has not cured such violation or breach within 10 Business Days (or by midnight Eastern Time on the date that is the third day prior to the End Date, if sooner) after receiving written notice thereof from Seller (provided, however, the failure of Buyer to make the payment required by Section 3.1, shall only be subject to at most a one Business Day cure period unless otherwise agreed to in writing by Paltalk); provided, however, that Paltalk shall not be entitled to terminate this Agreement pursuant to this Section 10.1(c)(i) if there has been a violation or breach of this Agreement by a Seller that has caused any of the conditions set forth in Section 9.2 not to be satisfied; and provided, further, that Buyer’s failure to consummate the Closing on the date required pursuant to Section 4.1 shall each not be subject to cure hereunder; or

(ii) the transactions contemplated hereby have not been consummated by the End Date; provided, however, Paltalk shall not be entitled to terminate this Agreement pursuant to this Section 10.1(c)(ii) if a Seller’s breach of this Agreement has substantially contributed to the failure of, or has prevented, the consummation of the transactions contemplated hereby to occur by the End Date; or

(d) by any of Buyer or Paltalk, if any Governmental Authority shall have enacted, promulgated, issued, entered or enforced any injunction, judgment, order or ruling permanently enjoining, restraining or prohibiting the transactions contemplated by this Agreement, which shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to any Party whose violation or breach of this Agreement was the cause of, or resulted in, such injunction, judgment, order or ruling.

10.2 Effect of Termination.

(a) Subject to the second sentence of this Section 10.2(a) and Section 10.2(b), if any Party validly terminates this Agreement pursuant to Section 10.1, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, except for Sections 7.2(b) and (c), Section 8.1, this Article X, Article XIII and the Confidentiality Agreement, which shall each survive the termination of this Agreement in accordance with their terms. Notwithstanding the foregoing, termination of this Agreement in accordance with Section 10.1 shall not relieve any Party from liability as a result of any knowing and willful breach by such party of any of its representations, warranties, covenants or other agreements set forth in this Agreement prior to the time of such termination. Upon any termination of this Agreement, Buyer shall comply with its obligations under the Confidentiality Agreement with respect to the return and destruction of Confidential Information, and for the avoidance of doubt, no termination of this Agreement shall terminate or otherwise limit or restrict the rights and remedies pursuant to the Confidentiality Agreement.

(b) If the Parties terminate this Agreement pursuant to Section 10.1(a), neither Party shall be entitled to recover any damages, costs or termination fees in connection with such termination and such termination shall be the Parties’ sole and exclusive remedy.

(c) If Paltalk terminates this Agreement pursuant to Section 10.1(c) by reason of the parties to the Merger Agreement not having satisfied or waived all conditions to closing, Buyer shall be entitled to recover actual out of pocket fees incurred in connection with this Agreement, such fees not to exceed $50,000.00.

ARTICLE XI
REMEDIES

11.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the end of the Earnout Period 4; provided, that (a) the representations and warranties in Section 5.1, Section 5.2(a), Section 5.2(b)(i), Section 5.2(d), Section 6.1, Section 6.2 and Section 6.3(a)(i) shall survive until the expiration of the applicable statute of limitations provided by law. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

11.2 Indemnification.

(a) Notwithstanding anything herein to the contrary and subject to the provisions of this Article XI, from and after the Closing, Buyer shall indemnify and hold harmless each Seller and each Seller’s respective successors and permitted assigns, and the officers, employees, directors, managers, members, partners, equity holders and Affiliates and each of their heirs and personal representatives (collectively, the “Seller Indemnitees”) from and against any and all Losses actually incurred, sustained by, or imposed upon, any of the Seller Indemnitees following the Closing Date to the extent based upon (i) any Assumed Liability, (ii) Buyer or Buyer’s Affiliates use of any Nonassignable Assets following the Closing Date, (iii) any Liability (other than Excluded Liabilities) relating to the ownership, conduct, or operation of the Business or the ownership or use of the Purchased Assets following the Closing, (iv) any inaccuracy in or breach of any representation or warranty set forth in Article VI, or (v) any breach or non-fulfillment of any covenant, agreement or obligation pursuant to this Agreement or any Ancillary Agreement which are to be performed by Buyer after the Closing.

(b) Notwithstanding anything herein to the contrary and subject to the provisions of this Article XI, from and after the Closing, Paltalk agrees to indemnify and hold harmless Buyer and its successors and permitted assigns, and the officers, employees, directors, managers, members, partners, equity holders and Affiliates and each of their heirs and personal representatives (collectively, the “Buyer Indemnitees”) from and against any and all Losses actually incurred, sustained by, or imposed upon, by any of the Buyer Indemnitees following the Closing Date to the extent resulting from:

(i) any inaccuracy in or breach of any of the representations or warranties of any Seller contained in this Agreement, the Ancillary Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(ii) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by any Seller pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement; or

(iii) any Excluded Asset, any Excluded Liability or the Existing Action.

(c) Each Seller hereby acknowledges and agrees that (i) each Seller shall be jointly and severally liable to Buyer for all Buyer Indemnitees, (ii) Buyer shall not be required first to initiate any suit or to exhaust its remedies against any Seller or any other Person to become liable in order to enforce the terms of this Agreement and each Seller expressly agrees that, notwithstanding the occurrence of any of the foregoing, each Seller shall be and remain directly and primarily liable for all sums due under this Agreement, and (iii) when making any demand hereunder against any Seller, Buyer may, but shall be under no obligation to, make a similar demand on any other Seller, and any failure by Buyer to make any such demand or to collect any payments from any other Seller, or any release of any such other Seller shall not relieve any Seller in a respect of which a demand or collection is not made or Sellers not so released of their obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of Law, of Buyer against each Seller.

(d) For purposes of this Article XI, solely for purposes of calculating the amount of any Loss with respect to any inaccuracy in, or breach of, any representation or warranty, to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty shall be disregarded.

11.3 Exclusive Remedy. Except in cases of Fraud in this Agreement or in any Ancillary Agreement, from and after (a) the date hereof until the Closing, Buyer’s and its Non-Recourse Parties’ sole and exclusive remedies against the Sellers and each of their respective Non-Recourse Parties, whether in any individual, corporate or any other capacity, and the Sellers’ and each of their respective Non-Recourse Parties’ sole and exclusive remedies against Buyer and each of its Non-Recourse Parties, whether in any individual, corporate or any other capacity, in each case, with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement, the transactions contemplated hereby or related to the operation of the Business prior to Closing, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, shall be solely pursuant to the provisions of Article X or Section 13.14 in accordance with the terms hereof, and (b) the Closing, Buyer’s and its Non-Recourse Parties’ sole and exclusive remedies against the Sellers and each of their respective Non-Recourse Parties, whether in any individual, corporate or any other capacity, and the Sellers’ and each of their respective Non-Recourse Parties’ sole and exclusive remedies against Buyer and each of its respective Non-Recourse Parties, whether in any individual, corporate or any other capacity, in each case, with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement, the transactions contemplated hereby or related to the operation of the Business prior to Closing, regardless of the legal theory under which such liability or obligation may be sought to be imposed (whether sounding in contract or tort, or whether at law or in equity, on public policy grounds, under any Law or otherwise), shall be solely and exclusively pursuant to the indemnification provisions set forth in this Article XI (it being understood that such remedies shall be cumulative together with the remedies set forth in Section 13.14, and the exercise of one shall not preclude the exercise of another). In furtherance of the foregoing, Buyer hereby waives and releases to the fullest extent permitted under applicable Law, the Sellers and each of its Non-Recourse Parties, whether in any individual, corporate or any other capacity, from and against any and all other rights, claims and causes of action it may have against any Seller or any of its Non-Recourse Parties relating (directly or indirectly) to the subject matter of this Agreement, the transactions contemplated hereby or related to the operation of the Business prior to Closing (including relating to any exhibit, Schedule or document delivered hereunder), including whether arising under or based upon any Law or otherwise and including any rights to rescission of the transactions contemplated hereby, other than claims with respect to Fraud, claims to recover Losses pursuant to the indemnification provisions set forth in this Article XI or an action seeking specific performance or similar equitable relief pursuant to Section 13.14. The limits imposed on the Parties and their respective Non-Recourse Parties’ remedies with respect to this Agreement and the transactions contemplated hereby (including this Section 11.3) were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Sellers hereunder. None of Buyer or any of its Non-Recourse Parties may avoid the limitations on liability set forth in this Agreement by seeking damages for breach of contract, tort or pursuant to any other theory of liability, except with respect to claims to recover Losses pursuant to the indemnification provisions set forth in this Article XI. Nothing in this Section 11.3 shall limit a Party’s right to seek specific performance of the other Parties’ obligations hereunder in accordance with Section 13.14.

11.4 Limitations on Liability. Notwithstanding anything herein to the contrary, the indemnification rights and obligations provided for in Section 11.2 are subject to the following limitations:

(a) Indemnity Cap. The aggregate maximum liability of Paltalk (i) pursuant to Section 11.2(b)(i) shall not exceed $750,000, and (ii) (A) pursuant to Section 11.2(b)(ii) and Section 11.2(b)(iii) and (B) under any theory whatsoever pursuant to this Agreement or any Certificate delivered in connection herewith or any Ancillary Agreement or in the event of Fraud shall not exceed the Purchase Price received by the Sellers (each maximum liability in clause (i) and (ii), the “Indemnity Cap”).

(b) Other Recovery. If any Losses sustained by an Indemnified Person are covered by an insurance policy or an indemnification, contribution or similar obligation of another Person, the Indemnified Person shall use all commercially reasonable efforts to collect such insurance proceeds or indemnity, contribution or similar payments prior to initiating any Action or Claim against any Indemnifying Party. The amount of any Losses subject to indemnification under Section 11.2 shall be reduced by the amounts recoverable by any Indemnified Person, as applicable, under applicable insurance policies or an indemnification, contribution or similar obligation of another Person with respect to claims related to such Losses (which shall exclude, for the avoidance of doubt, rights of subrogation against the Sellers) and if any Indemnified Person receives such insurance proceeds or indemnity, contribution or similar payments after the settlement of any indemnification claim under Section 11.2, as applicable, such Indemnified Person shall refund to the Indemnifying Party the amount of such insurance proceeds or indemnity, contribution or similar payments, up to the amount received in connection with such indemnification claim. It is the intention of the Parties that no insurer or third party shall be entitled to any benefit or right it would not be entitled to receive in the absence of this Section 11.4(d).

(c) Excluded Damages. In no event shall any Party be entitled to recover or make a claim for any amounts in respect of consequential, incidental or indirect damages, lost profits or punitive damages and, in particular, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of losses, damages or claims, except to the extent awarded by a court to a third party with respect to a Third-Party Claim.

(d) Mitigation. Each Indemnified Person shall use its reasonable best efforts (including refraining from encouraging or soliciting any Third-Party Claim, and determined without regard to any indemnification recovery rights, as applicable, of such Person hereunder (i.e., as if such Person had no such rights hereunder)) to mitigate any Loss for which such Indemnified Person seeks indemnification. Notwithstanding the foregoing, the obligation to mitigate any Loss shall in no event prevent or impair the Indemnified Person’s right to seek or recover indemnification under this Agreement to the fullest extent permitted hereunder.

11.5 Characterization of Indemnity Payments. Any indemnification payments made pursuant to this Agreement shall be considered, to the extent permissible under applicable Law, as adjustments to the Purchase Price.

11.6 Notice and Determination of Claims. If any Indemnified Person reasonably believes in good faith that it has sustained or incurred, or is reasonably likely to sustain or incur, any Losses that are recoverable under this Article XI (a “Claim”), such Indemnified Person shall so notify the Indemnifying Party promptly in writing specifying the basis hereunder upon which the Indemnified Person’s Claim for indemnification is asserted and the facts and circumstances concerning such Claim, describing such Losses, the amount thereof, if known, or a good faith estimate of the amount, and the method of computation of such Losses, all with reasonable particularity (the “Claim Notice”). The applicable Indemnified Person shall provide the Indemnifying Party with full access to the applicable Indemnified Person’s books and records during normal business hours and upon reasonable prior written notice for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such Claim and shall make such Indemnified Person’s personnel available on a mutually convenient basis, and at no additional expense to such Indemnifying Party, to provide additional information and explanation of any material provided hereunder. After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which a Person shall be entitled under this Article XI shall be determined: (a) by the written agreement between the Parties; (b) by a final judgment or decree of any court of competent jurisdiction; or (c) by any other means to which the Parties shall agree in writing. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Person shall have the burden of proof in establishing the amount of Losses suffered by it. A failure by an Indemnified Person to give timely, complete or accurate notice as provided in this Section 11.6 will not affect the rights or obligations of any Party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was actually damaged as a result of such failure to give timely notice vis-à-vis its rights and obligations hereunder or otherwise.

11.7 Third-Party Claims.

(a) Promptly following the receipt of notice of the assertion or commencement of a claim by a third party against a Buyer Indemnitee or Seller Indemnitee that may give rise to a Claim (such third-party claim, a “Third-Party Claim”), the party receiving the notice of the Third-Party Claim shall provide the other party with a Claim Notice with respect to such Third-Party Claim. Such Claim Notice shall be accompanied by copies of all documents and information relevant to the Third-Party Claim and in the Indemnified Person’s possession. Thereafter, the Indemnified Person shall deliver to the Indemnifying Party from time to time, promptly, but in any event within five days of becoming aware of any new facts or circumstances not described in such initial Claim Notice that would reasonably be expected to give rise to, or be in furtherance of, a Claim with respect to such Third-Party Claim, written notice thereof to the Indemnifying Party, specifying such new facts and circumstances, any related Losses, the amount thereof, if known, or a good faith estimate of the amount, and the method of computation of such Losses, all with reasonable particularity, including copies of all new notices, documents (including court papers) and other information relevant to the Third-Party Claim and in the Indemnified Person’s (or their representative’s) possession.

(b) Subject to Section 11.7(c), the Indemnifying Party shall have the right (but not the obligation) to conduct and control, through counsel of its choosing, the defense, compromise and settlement of any Third-Party Claim as to which indemnification is sought by any Indemnified Person from any Indemnifying Party hereunder. The Indemnifying Party shall notify the Indemnified Person in writing, as promptly as possible (but in any case before the due date for the answer or response to the Third-Party Claim) after receipt of the notice of Third-Party Claim given by the Indemnified Person to the Indemnifying Party under Section 11.7(a) of its election to assume the defense of such Third-Party Claim. The Indemnified Person may participate, through counsel chosen by it and at its own expense, in the defense of any such Third-Party Claim as to which the Indemnifying Party has so elected to conduct and control the defense thereof. Should an Indemnifying Party assume the defense of a Third-Party Claim in accordance with this Section 11.7, the Indemnifying Party shall not be liable to the Indemnified Person for any legal expenses incurred by the Indemnified Person in connection with the investigation or defense thereof.

(c) Notwithstanding anything in Section 11.7(b) to the contrary, the Indemnified Person shall have the right to conduct and control, through counsel of its choosing, the defense, compromise and settlement of any Third-Party Claim (i) that seeks as the sole remedy an injunction or other equitable relief against the Indemnified Person, or (ii) upon the written consent of the Indemnifying Party. Whether or not the Indemnified Person shall have assumed the defense of a Third-Party Claim, the Indemnified Person shall not admit any liability with respect to, consent to the entry of any judgment, with respect to or settle, compromise or discharge, any Third-Party Claim without the prior written consent of the Indemnifying Party. The Indemnified Person shall cooperate in connection with the defense, compromise or settlement of any Third-Party Claim pursuant to this Section 11.7 and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnifying Party in connection therewith. Neither the Indemnifying Party nor the Indemnified Person shall, without the prior written consent of the other, cause, or agree to, the waiver of the attorney-client privilege, attorney work-product immunity or any other privilege or protection in respect of confidential legal memoranda and other privileged materials drafted by, or otherwise reflecting the legal advice of, internal or outside counsel of an Indemnifying Party or Indemnified Person such Third-Party Claim.

(d) Notwithstanding anything to the contrary contained herein, for the avoidance of doubt, unless it is determined that indemnification is owed pursuant to this Article XI with respect to a matter subject to the indemnification obligations set forth in Section 11.2, in no event shall the Indemnifying Party be responsible to the Indemnified Person for any Losses or legal expenses incurred by the Indemnified Person in connection with defending and/or settling such Third-Party Claim.

(e) To the extent that any Seller is liable in respect of Losses for which Buyer or its respective Affiliates have a right to recover against a third party (including an insurance company), such Seller shall be subrogated to the right of the applicable Indemnified Person to seek and obtain recovery from such third party; provided, however, that if such Seller shall be prohibited from such subrogation, the applicable Indemnified Person shall use all commercially reasonable efforts to seek recovery from such third party on such Seller’s behalf and pay any such recovery to such Seller.

11.8 No Duplication.

(a) Notwithstanding anything in this Agreement to the contrary, if an Indemnified Person is entitled to a payment or other benefit under more than one provision of this Agreement arising out of or resulting from the same set of facts or circumstances and the Indemnified Person or any of its Affiliates (or any other Indemnified Person) has already received payment or otherwise received a benefit under this Agreement, in no event shall such Indemnified Person be entitled to receive a subsequent payment or benefit under any other provision of this Agreement in duplication of such prior payment or benefit. In furtherance of the foregoing, any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant, or agreement.

(b) Any costs or expenses incurred by or behalf of any Seller in connection with the mitigation, defense or prosecution of a Third-Party Claim shall be deemed an indemnification payment already provided to the Buyer Indemnitee by such Seller and shall be included in Losses for purposes of determining the amount subject to the Indemnity Cap pursuant to Section 11.4(b).

11.9 Right to Offset. Buyer shall have the right to offset any Losses for which a Seller, pursuant to a final, non-appealable order of a court of competent jurisdiction, has been determined to be obligated to indemnify Buyer against any future payments of Earnout Amounts payable by Buyer to a Seller or any other payment obligations under this Agreement. In the event Buyer elects to exercise its right of offset, Buyer shall provide written notice to Seller specifying the amount of Losses incurred and the amount to be offset against the Earnout Amounts or any other payment obligations under the Agreement.

11.10 Recovery on Buyer’s Failure to Close. Prior to Closing, notwithstanding anything to the contrary contained in this Agreement, none of the limitations set forth in this Article XI shall apply or reduce the Sellers’ right to recover from Buyer if Buyer fails to consummate the transactions contemplated by this Agreement in breach of its obligations hereunder.

ARTICLE XII
TAX MATTERS

12.1 Allocation of Liability for Taxes. In the case of any Taxes on the Purchased Assets that are attributable to a Straddle Period, the amount of ad valorem, property, or similar Taxes attributable to the Pre-Closing Tax Period shall be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire taxable period; provided, however, the amount of tax attributable to the Pre-Closing Tax Period shall not exceed the amount of such Taxes the Sellers would have paid if its taxable period ended on the Closing Date. To the extent the actual amount of Taxes subject to proration pursuant to Section 12.1 is not known at Closing, the Parties shall estimate such amount based upon the most recent information available and appropriate adjustment shall be made at Closing. To the extent the actual amount of such Taxes (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in determining any adjustment(s) made at Closing, timely payment(s) will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Taxes that is allocable to such Party under this Section 12.1.

12.2 Cooperation; Audits. Buyer and Paltalk shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters.

12.3 Tax Refunds; Amended Tax Returns.

(a) Buyer shall promptly pay or cause to be paid to Paltalk any Tax refunds or credits attributable to the Sellers with respect to any Pre-Closing Tax Period or portion thereof that are paid or otherwise borne by the Sellers with respect to the Business or the Purchased Assets that are received or credited to Buyer (or any successor(s) thereof), including as a result of a change of law, within 10 days after the receipt of such refunds or credits. At Paltalk’s request, Buyer shall cooperate with Paltalk in obtaining such refunds, including through the filing of amended Tax Returns or refund claims as prepared by Paltalk, at its own expense. To the extent the amount of Tax included in the Purchase Price exceeded the actual amount of Tax due, then such amount shall be treated as a Tax refund.

(b) Without Paltalk’s prior written consent, Buyer shall not make any voluntary disclosure with respect to the Purchased Assets or Business with respect to a Pre-Closing Tax Period.

12.4 Transfer Taxes. Buyer, on the one hand, and Sellers on the other hand, shall each be responsible for fifty percent (50%) of any and all sales, use, stamp, documentary, filing, recording, transfer, real estate transfer, stock transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any Taxing Authority in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), regardless of the Person liable for such Transfer Taxes under applicable Law. The Party responsible for filing any documents (including Tax Returns) with any Taxing Authority with respect to Transfer Taxes shall timely file or cause to be filed such documents with cooperation from the other Parties.

ARTICLE XIII
MISCELLANEOUS AND GENERAL

13.1 Disclaimer; No Additional Representations; No Reliance.

(a) Buyer acknowledges and agrees that, except for the representations and warranties made by the Sellers that are expressly set forth in Article V of this Agreement or in any Certificate delivered by the Sellers hereunder, the Sellers and their respective Affiliates or representatives expressly disclaim and make no, and shall not be deemed to have made any (and Buyer expressly disclaims reliance on any), representation, warranty, statement or disclosure of any kind (whether express or implied) to Buyer or any of its Affiliates or representatives. Buyer acknowledges and agrees that, except for the representations and warranties made by the Sellers that are expressly set forth in Article V of this Agreement or in any certificate delivered by the Sellers hereunder, the Sellers and their respective Affiliates or representatives expressly disclaim and make no, and shall not be deemed to have made any (and Buyer expressly disclaims reliance on any), representation, warranty, statement or disclosure of any kind (whether express or implied) to Buyer or any of its Affiliates or representatives. Without limiting the foregoing and for the avoidance of doubt, Buyer further acknowledges and agrees that no Seller nor any of its direct or indirect Affiliates or representatives will have or be subject to any liability to Buyer or any other person resulting from any information, document or material made available to Buyer or its Affiliates or representatives in certain “data rooms” and online “data sites,” management presentations or any other form in expectation of the transactions contemplated by this Agreement (nor has Buyer relied on any such information in determining to enter into this Agreement).

(b) In connection with Buyer’s review and analysis of the Sellers, the Purchased Assets and the Business, Buyer (either directly or through its representatives) may have received from or on behalf of the Sellers and/or representatives thereof certain estimates, forecasts, budgets, plans and projections (either financial or otherwise). Buyer acknowledges and agrees that (i) there are uncertainties inherent in attempting to make such estimates, forecasts, budgets, plans and projections, (ii) Buyer is familiar with such uncertainties, (iii) Buyer has not relied upon the estimates, forecasts, budgets, plans or projections furnished to it, (iv) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, forecasts, budgets, plans and projections so furnished to Buyer (including the reasonableness of the assumptions underlying such estimates, forecasts, budgets, plans and projections), and (v) that Buyer shall have no claim, nor shall it or its representatives assert any claim, against Seller or any of its Affiliates or representatives with respect thereto.

(c) Each Seller acknowledges and agrees that, except for the representations and warranties made by Buyer that are expressly set forth in Article VI of this Agreement or in any Certificate delivered by Buyer hereunder, Buyer expressly disclaims and has not made and shall not be deemed to have made to any Seller or any of its Affiliates or representatives, any representation, warranty, statement or disclosure of any kind (whether express or implied).

13.2 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses (including all legal, accounting, broker, finder, or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby are to be paid by the Party incurring such expenses, except as expressly provided herein.

13.3 Successors and Assigns. This Agreement is binding upon and inures to the benefit of the Parties and their respective successors and permitted assigns, but is not assignable by any Party without the prior written consent of the other Parties.

13.4 Third-Party Beneficiaries. Other than Article XI (with respect to each Party’s additional indemnitees) and Section 13.17 of this Agreement, each Party intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the Parties.

13.5 Further Assurances. From and after the Closing, the Parties shall execute such further instruments and take such further actions as may reasonably be necessary to carry out the intent of this Agreement. Each Party shall cooperate affirmatively with the other Parties, to the extent reasonably requested by such other Parties, to enforce rights and obligations herein provided. The “reasonably necessary actions” and “reasonably requested cooperation” shall not require any Seller or any of such Seller’s Affiliates to expend money to remedy any breach of any representation or warranty hereunder, to commence any litigation or arbitration proceeding, to offer or grant or otherwise provide any accommodation (financial or otherwise) to any Person.

13.6 Notices. Any notice or other communication provided for herein or given hereunder to a Party must be in writing, and will be deemed given (a) on the date sent when transmitted by email with electronic confirmation, (b) on the date delivered when delivered in person, (c) four Business Days following mailing if mailed by first class registered or certified mail, postage prepaid, or (d) on the next Business Day if sent by Federal Express or other overnight courier of national reputation, in each case, if addressed as follows:

If to Buyer:

Meteor Mobile Holdings, Inc.

1467 Corsica Crest Ct.

Las Vegas, NV 89123

Attention: Sean Murphy

Email: Sean@tempest.com

with a copy (which will not constitute notice) to:

Selborne Legal Consulting LLC

369 Lexington Avenue, 2nd FL 233

New York, New York 10017

Attention: Brent Vegliacich

Email: brent@selborneconsulting.com

If to a Seller:

Paltalk, Inc.

30 Jericho Executive Plaza, Suite 400E

Jericho, NY 11735

Attention: Chief Executive Officer

Email: jkatz@paltalk.com

with a copy (which will not constitute notice) to:

Haynes and Boone, LLP

2801 N. Harwood Street, Suite 2300

Dallas, Texas 75201

Attention: Gregory R. Samuel; Cameron Scales

Email: greg.samuel@haynesboone.com; cameron.scales@haynesboone.com or to such other address with respect to a Party as such Party notifies the other in writing as above provided.

13.7 Complete Agreement. This Agreement and the Schedules and Exhibits hereto and the Ancillary Agreements, together with the Confidentiality Agreement, contain the complete agreement between the Parties with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the Parties with respect to the subject matter of this Agreement. The Parties agree that prior drafts of this Agreement and the other documents contemplated hereby will be deemed not to provide any evidence as to the meaning of any provision hereof or thereof or the intent of the Parties with respect hereto or thereto.

13.8 Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

13.9 Amendment. This Agreement may be amended or modified only by an instrument in writing specifically designated as an amendment hereto, duly executed by Paltalk and Buyer.

13.10 Waiver. At any time prior to the Closing Date, Paltalk and Buyer may (a) extend the time for the performance of any of the obligations or other acts of the Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable Law. Any agreement to any such extension or waiver will be valid only if set forth in a writing signed by Paltalk and Buyer. No failure of any Party to exercise any power given to such Party under this Agreement, or to insist upon strict compliance with any provision of this Agreement, and no custom or practice at variance with the terms of this Agreement shall constitute a waiver of any such Party’s right to demand strict compliance with the terms of this Agreement.

13.11 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) Governing Law. This Agreement and its negotiation, execution, performance or non-performance, interpretation, termination, construction and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Agreement, or the negotiation and performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter this Agreement) shall be governed by, interpreted under, and construed and enforced in accordance with, the internal Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or of any other jurisdiction) that would cause the application or borrowing of the laws of any jurisdiction other than the State of Delaware.

(b) Arbitration. Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination, enforcement, interpretation, or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be resolved by arbitration in accordance with the rules of the American Arbitration Association (“AAA”) then in effect. The arbitration shall be conducted by a single arbitrator selected by mutual agreement of the parties or, failing such agreement, appointed in accordance with the AAA rules. The arbitration shall be conducted in the State of Delaware, unless the parties agree otherwise. The arbitration proceedings shall be confidential, and neither party shall disclose the existence, content, or result of any arbitration hereunder without the prior written consent of both parties, except as may be required by law or for purposes of enforcement of the arbitration award. The arbitrator shall have the authority to award any relief that a court of competent jurisdiction could award, including specific performance. The award shall be in writing, state the reasons for the award, and be final and binding upon the parties. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party shall bear its own costs and expenses of the arbitration, and the parties shall equally share the fees and expenses of the arbitrator, unless the arbitrator determines that a party’s claim or defense was frivolous or brought for an improper purpose, in which case the arbitrator may award fees and expenses to the prevailing party.

13.12 Severability. So long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party, any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable, Buyer and Paltalk shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

13.13 Counterparts. This Agreement and all other documents related hereto may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The execution of this Agreement and any agreement or instrument entered into in connection with this Agreement, and any amendment hereto or thereto, by any of the Parties may be evidenced by way of an electronic transmission of such Party’s signature, and such electronically transmitted signature shall be deemed to constitute the original signature of such Party.

13.14 Enforcement of Agreement. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to (a) any other remedy to which they are entitled hereunder, at law or in equity, prior to the Closing Date, or (b) any other remedy to which they are entitled hereunder after the Closing Date.

13.15 Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) Agreement. The term “this Agreement” means this Asset Purchase Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented, or restated in accordance with the terms of this Agreement.

(ii) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(iii) Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

(iv) Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(v) Gender and Number. Words of masculine gender will also include the feminine and neutral genders, and vice versa. Words imparting the singular number will also include the plural, and vice versa.

(vi) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(vii) Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole, including the Schedules and Exhibits, and not merely to any particular section, subsection, paragraph, subparagraph, clause, or subdivision in which such words appear unless the context otherwise requires.

(viii) Including. The word “including,” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(ix) Agreements and Instruments. Any reference to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof.

(b) The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

13.16 Disclosure Schedules. The Schedules have been arranged, for purposes of convenience only, as separately titled Schedules corresponding to the Sections of this Agreement. Notwithstanding anything to the contrary contained in the Schedules or in this Agreement or the omission of any cross reference thereto, the information and disclosures contained in any Schedule shall be deemed to be disclosed and incorporated by reference in any other Schedule as though fully set forth in such Schedule for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any Schedule: (a) shall not be construed to mean that such information is required to be disclosed by this Agreement, (b) shall not be construed as or constitute an admission, evidence or agreement that a violation, right of termination, default, non-compliance, liability or other obligation of any kind exists with respect to any item, (c) with respect to the enforceability of contracts with third-parties, the existence or non-existence of third-party rights, the absence of breaches or defaults by third-parties, or similar matters or statements, is intended only to allocate rights and risks among the Parties and is not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any Party by any Person who is not a Party, or give rise to any claim or benefit to any Person who is not a Party, (d) shall not be deemed or interpreted to broaden or to narrow the representations and warranties, obligations, covenants, conditions or agreements of Seller contained in this Agreement, and (e) does not waive any attorney-client privilege associated with such item or information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein. Unless the context otherwise requires (for example, a Schedule corresponds to a representation and warranty that requires disclosure of information that is “material” or that would reasonably be expected to constitute a “Material Adverse Effect”), such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Seller Disclosure Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Seller Disclosure Schedules is or is not material for purposes of this Agreement.

13.17 Independent Legal Counsel; Continuing Representation. Each of the Parties, on its own behalf and on behalf of its representatives and Affiliates acknowledge and agree that at all times relevant hereto prior to the Closing, Haynes and Boone, LLP (“H&B”) has represented only the Sellers. If, subsequent to the Closing, any dispute were to arise between the Sellers or any former holder of any equity interest in the Sellers, on the one hand, and Buyer or its Affiliates, on the other hand, relating in any manner to this Agreement or any of the transactions contemplated herein (a “Dispute”), Buyer (on its own behalf and on behalf of its representatives and Affiliates) hereby consents to H&B’s representation of the Sellers (and/or any former holder of any equity interest in the Sellers) in connection with any such Dispute, including matters that are adverse or potentially adverse to the interests of Buyer and its respective representatives and Affiliates. Buyer (on its own behalf and on behalf of its representatives and Affiliates) also acknowledges and agrees that H&B has been and will be providing legal advice to the Sellers in connection with the Agreement and any transactions contemplated herein and in such capacity, will have had confidential and/or privileged communications between H&B, on the one hand, and the Sellers, on the other hand, including written and electronic communications between or among H&B, the managers, directors, officers, members, accounting firm, and/or employees of the Sellers, relating to this Agreement and any transactions contemplated herein which predate the Closing (collectively, the “Privileged Materials”). Buyer (on its own behalf and on behalf of its representatives and Affiliates) further acknowledges and agrees that, at and after the Closing, the Privileged Materials belong solely to the Sellers (and/or any former holder of any equity interest in the Sellers) and any privilege or other right related to the Privileged Materials, including the attorney-client privilege and the expectation of client confidences, shall be owned and controlled solely by the Sellers (and/or any former holder of any equity interest in the Sellers) and shall not pass to or be claimed by Buyer or its Affiliates. In furtherance of the foregoing, each of the Parties agree to take the steps necessary to ensure that any and all privileges attaching to the Privileged Materials shall survive the Closing, remain in effect and be owned and controlled solely by the Sellers (and/or any former holder of any equity interest in the Sellers). Buyer (on its own behalf and on behalf of its representatives and Affiliates) also agrees that it will not directly or indirectly obtain or seek to obtain from H&B any such Privileged Materials (or assist any other Person to do so) and agrees not to access, review, use or rely on any Privileged Materials in any Dispute involving any of the Parties after the Closing. Furthermore, Buyer agrees that in the event of a claim under this Agreement (including any claim giving rise to or otherwise relating to a Dispute), Buyer will not assert any privilege (including the attorney-client privilege) that would deny to the Sellers reasonable access to, or copies of, any materials, communications or other information reasonably relevant to any Seller’s pursuit or defense of such claim, and agrees to direct its attorneys and other representatives to provide such access and copies. This Section 13.17 is for the benefit of the Sellers and H&B, and H&B is an intended third party beneficiary of this Section 13.17. This Section 13.17 shall survive the Closing indefinitely and shall be irrevocable. Buyer acknowledges that it has had adequate opportunity to consult with counsel of its choosing, and has consulted with such counsel, in connection with its decision to agree to the terms of this Section 13.17.

13.18 Fraud. For the avoidance of doubt, the definition of Fraud in this Agreement does not include, and no claim may be made by any Person in relation to this Agreement or the transactions contemplated hereby, for (a) constructive fraud or other claims based on constructive knowledge, negligence, misrepresentation or similar theories, or (b) reckless disregard, equitable fraud, promissory fraud, unfair dealings fraud or any other fraud-based claim or theory.

13.19 Related Party Liability. No past, present or future director, officer, employee, incorporator, member, partner, equity holder, Affiliate, agent, attorney or representative of Buyer or any Seller or any of their respective Affiliates shall have any liability for any obligations or liabilities of Buyer or any Seller under this Agreement or the other documents contemplated hereby of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby. Notwithstanding anything to the contrary herein or under any Ancillary Agreement, no Party may make any offset for any amount owing or recoverable hereunder against amounts due to any Person pursuant to any Ancillary Agreements or otherwise.

[Signature pages follow.]

IN WITNESS WHEREOF, the Sellers and Buyer have executed this Agreement to be effective as of the date set forth above.

SELLERS:

Paltalk, Inc.
Paltalk Holdings, Inc.
Paltalk Software, Inc.
Camshare, Inc.
A.V.M Software, Inc.
Vumber, LLC

By:	/s/ Jason Katz
Name:	Jason Katz
Title:	Chief Executive Officer

BUYER:

Meteor Mobile Holdings, Inc.

By:	/s/ Michael Levit
Name:	Michael Levit
Title:	Chief Executive Officer

[End of Signatures]

Signature Page to Asset Purchase Agreement

EXHIBIT A

DEFINED TERMS

The definitions of terms capitalized and used throughout this Agreement are as follows:

“Accounting Firm” has the meaning set forth in Section 3.3(f).

“Acquisition Proposal” has meaning set forth in Section 7.5.

“Action” or “Actions” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or (to the actual knowledge after reasonable inquiries of the party being investigated) investigation of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at law or in equity, pending before any Governmental Authority.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly controls, is controlled by, or is under common control with such Person.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means all agreements, instruments and documents executed and delivered under this Agreement or in connection herewith.

“Assignment and Assumption Agreement” has the meaning set forth in Section 4.2(a).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“AVM” has the meaning set forth in the preamble.

“Bill of Sale” has the meaning set forth in Section 4.2(b).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day other than a Saturday, Sunday, or a day on which the Federal Reserve Bank located in New York, New York, is closed.

“Buyer” has the meaning set forth in the preamble.

“Buyer Closing Certificate” has the meaning set forth in the Section 4.3(d).

“Buyer Disclosure Schedules” has the meaning set forth in the preamble of Article VI.

“Buyer Indemnitees” has the meaning set forth in Section 11.2(b).

“Buyer’s Knowledge” means the actual knowledge of Michael Levit, after due inquiry of his direct reports.

“Buyer Material Adverse Effect” means any event, change, circumstance or development that (a) prevents, materially impairs or materially delays, or would reasonably be expected to prevent, materially impair or materially delay, the ability of Buyer to perform their obligations under this Agreement and the Ancillary Agreements to which they are a party, including consummating the transactions contemplated hereby and thereby, or (b) has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, business, results of operations or financial condition of Buyer, taken together as a whole.

“Buyer Welfare Plans” has the meaning set forth in Section 8.3(d).

“Calculation Statement” has the meaning set forth in Section 3.3(e).

“Camfrog Asset” means the Camfrog application and related applications, lines of business, user bases and paid subscriptions.

“Camshare” has the meaning set forth in the preamble.

“Certificate” means any of the Seller Closing Certificate and the Buyer Closing Certificate.

“Change of Control” has the meaning set forth in Section 3.3(a)(ii).

“Claim” has the meaning set forth in Section 11.5.

“Claim Notice” has the meaning set forth in Section 11.5.

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 7.2(c).

“Consent” means any consent, approval, authorization, qualification, waiver, registration, or notification required to be obtained from, filed with or delivered to a Governmental Authority in connection with the consummation of the transactions provided for in this Agreement.

“Contracts” means all written contracts, leases, licenses, and other agreements (including any amendments and other modifications thereto, and all other legally binding agreements, commitments, and arrangements, whether written or oral.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“Definitive Proxy Statement” has the meaning set forth in Section 7.7(a).

“Dispute” has the meaning set forth in Section 13.17.

“Documents” means, to the extent related to the Business, other than the Excluded Records, all lists, records, project data, pricing and other information pertaining to suppliers and customers (including customer lists, customer pricing information, customer project files, customer data, customer mailing lists and customer sales files), all lists, records and other information pertaining to accounts, personnel, projects and referral sources, all drawings, plats, specifications, reports, studies, plans, books, ledgers, files, documents, correspondence and business and accounting records of every kind (including all financial, business and marketing plans), all advertising, marketing and promotional materials, and all other printed or written materials, in each case owned, maintained or in the custody or control of any Seller, and in each case whether or not evidenced in writing, electronic data, computer software or otherwise.

“Earnout Amount” has the meaning set forth in Section 3.3(b).

“Earnout Calculation Methodology” has the meaning set forth in Section 3.3(d).

“Earnout Period” or “Earnout Periods” has the meaning set forth in Section 3.3(a)(vi).

“Earnout Period 1” has the meaning set forth in Section 3.3(a)(ii).

“Earnout Period 2” has the meaning set forth in Section 3.3(a)(iii).

“Earnout Period 3” has the meaning set forth in Section 3.3(a)(iv).

“Earnout Period 4” has the meaning set forth in Section 3.3(a)(v).

“Effective Time” has the meaning set forth in Section 4.1.

“Employee Plan” or “Employee Plans” has the meaning set forth in Section 5.13(a).

“End Date” means March 11, 2025.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity that would, at any time during the six-year period ending on the date hereof, be considered as a single employer with any Seller under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liability” has the meaning set forth in Section 2.4(a).

“Excluded Records” means any Documents, which shall include all historical electronic correspondence, relating primarily to (a) any Seller’s corporate organization, capitalization or existence, or Taxes imposed on any Seller (but not including, for the avoidance of doubt, Taxes imposed in respect of the Purchased Assets or relating to a Straddle Period), and (b) records prepared in connection with the sale of the Business, including analyses relating to the Business and communications between or among any Seller and/or Haynes and Boone, LLP made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to this Agreement, or any other Ancillary Agreement contemplated hereby or thereby. “Excluded Records” shall also include duplicates of Documents that may be related to the Business but are also related to any other business of any of the Sellers.

“Existing Action” means any Action related to the employee retention tax credit.

“Final Calculation Statement” has the meaning set forth in Section 3.3(h).

“FLSA” means the Fair Labor Standards Act, as amended.

“Fraud” means (a) with respect to any Seller, that (i) a representation and warranty made in Article V was false when made, (ii) to the actual knowledge of a person named in the definition of “Sellers’ Knowledge,” such representation and warranty was false when made, (iii) such Seller’s primary intention in making such representation and warranty was to induce Buyer to act or refrain from acting in such context, and (iv) Buyer acted in justifiable reliance on such representation and warranty and was actually damaged as a result of the same; and (b) with respect to Buyer, that (i) a representation and warranty made in Article VI was false when made, (ii) to the actual knowledge of Buyer, such representation and warranty was false when made, (iii) Buyer’s primary intention in making such representation and warranty was to induce the Sellers to act or refrain from acting in such context, and (iv) the Sellers acted in justifiable reliance on such representation and warranty and was actually damaged as a result of same.

“GAAP” means United States generally accepted accounting principles consistently applied.

“General Enforceability Exceptions” has the meaning set forth in Section 5.2(a).

“Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court.

“H&B” has the meaning set forth in Section 13.17.

“Immediate Family” means, with respect to any specified Person that is an individual, such Person’s spouse, parents, children, and siblings, or any other relative of such Person that shares such Person’s home.

“Indemnifying Party” means any Person required to provide indemnification pursuant to Section 11.2.

“Indemnified Person” means any Person entitled to indemnification pursuant to Section 11.2.

“Intellectual Property” means any means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation related to any of the foregoing and other documentation thereof (“Software”); (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Business.

“Law” means any law, statute, code, regulation or rule of any Governmental Authority.

“Lien” means any security interest, mortgage, lien, option, pledge or other similar encumbrance.

“Losses” means any and all out of pocket losses, liabilities, claims, damages, penalties, fines, judgements, awards, settlements, costs, fees and expenses (including reasonable attorneys’ fees).

“Material Adverse Effect” means any state of facts, event, change, result, circumstance, occurrence or development that has a material adverse effect on the Business, results of operations or financial condition of the Sellers, taken as a whole, but excluding facts, events, changes, results, circumstances, occurrences or developments, either alone or taken together, relating to or arising from (a) the United States or worldwide economy or credit, currency, oil, financial, banking, securities or capital markets (including any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the transactions contemplated by this Agreement or any disruption thereof and any decline in the price of any security, commodity or market index), (b) any national or international political, regulatory or social conditions, including acts of terrorism, sabotage, cyber-attack, military action, national emergency or war (whether or not declared), or any escalation or worsening thereof, (c) the industries or markets in which any Seller operates or conducts its business generally, (d) any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, pandemic, weather condition, explosion or fire or other force majeure event or act of God, whether or not caused by any Person, or any national or international calamity or crisis, (e) the negotiation or execution of this Agreement or the announcement, pendency, or performance of this Agreement or the transactions contemplated hereby or the identity, nature or ownership of Buyer, including the impact thereof on the relationships, contractual or otherwise, of any Seller with any of its business relations or employees, (f) actions permitted by or contemplated under this Agreement, including obtaining any consent from any Person or Governmental Authority, (g) any action taken or statement made by Buyer or its Affiliates or their respective representatives, (h) any changes or prospective changes in Law or GAAP, (i) any failure, in and of itself, to meet any budgets, projections, forecasts, estimates, plans, predictions or milestones (whether or not shared with Buyer or its Affiliates or representatives) (but, for the avoidance of doubt, not the underlying causes of any such failure to the extent such underlying cause is not otherwise excluded from the definition of Material Adverse Effect), (j) the effect of any breach, violation or non-performance of any provision of this Agreement by Buyer or its Affiliates or any action taken by Buyer or its Affiliates with respect to the transactions contemplate by this Agreement, (k) actions required to be taken under applicable Laws or Contracts or (l) attributable to any matter set forth on the Disclosure Schedules; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (a) through (d) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business, taken as a whole, compared to other participants in the industries in which the Sellers conduct their respective businesses.

“Merger Agreement” has the meaning set forth in Section 9.2(f).

“Nonassignable Assets” has the meaning set forth in Section 2.5(d).

“Non-Recourse Parties” means, with respect to a Party, any of such Party’s former, current and future equityholders, controlling Persons, directors, officers, employees, advisors, agents, representatives, Affiliates, members, managers, general or limited partners, successors or assignees (or any former, current or future equityholder, controlling Person, director, officer, employee, advisor, agent, representative, Affiliate, member, manager, general or limited partner, successor or assignee of any of the foregoing).

“Objection Notice” has the meaning set forth in Section 3.3(f).

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the business of Seller, consistent with past practices, through the date hereof.

“Organizational Documents” means (a) the certificate or articles of incorporation, organization or formation and the by-laws, the partnership agreement or operating or limited liability company agreement (as applicable), and (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any applicable Law.

“Paltalk” has the meaning set forth in the preamble.

“Paltalk Asset” means the Paltalk application and related applications, lines of business, user bases and paid subscriptions.

“Paltalk Board” has the meaning set forth in Section 5.2(d).

“Paltalk Board Recommendation” has the meaning set forth in Section 5.2(d).

“Paltalk Consideration” means (x) the aggregate consideration paid to Buyer and any of its Subsidiaries in a Change of Control multiplied by (y) the ratio of (i) the trailing twelve month earnings before interest, taxes, depreciation and amortization (“EBITDA”) of the Purchased Assets that are sold as part of the Change of Control, and (ii) the trailing twelve month EBITDA of all assets being sold as part of the Change of Control.

“Paltalk Holdings” has the meaning set forth in the preamble.

“Paltalk Software” has the meaning set forth in the preamble.

“Paltalk Stockholder Approval” has the meaning set forth in Section 7.6.

“Paltalk Stockholders Meeting” has the meaning set forth in Section 7.7(a).

“Patent License Agreement” has the meaning set forth in Section 7.8.

“Party” or “Parties” has the meaning set forth in the preamble.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Permits” means any material license, permit, authorization, certificate of authority, qualification or similar document or authority that has been issued or granted by any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which reserves have been established on the Sellers’ books and records; (b) mechanics’, carriers’, workers’ and repairers’ Liens arising or incurred in the Ordinary Course of Business consistent with past practices that are not material to the Business, to the business of the Sellers, operations and financial condition and that are not resulting from a breach, default or violation by Sellers of any Contract or Law; or (c) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business consistent with past practice which are not, individually or in the aggregate, material to the Business.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other legal entity or any Governmental Authority.

“Platform Agreements” shall have the meaning set forth in Section 5.10(h).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of a Straddle Period that begins on the first day of such Straddle Period and ends on the Closing Date.

“Preliminary Proxy Statement” has the meaning set forth in Section 7.7(a).

“Privileged Materials” has the meaning set forth in Section 13.17.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchase Price Allocation Statement” has the meaning set forth in Section 3.2.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchased Contracts” has the meaning set forth in Section 2.1(b).

“Purchased Intellectual Property” means all Intellectual Property, excluding Patents, owned by the Sellers used exclusively in connection with the Business.

“Purchased Technology” means all Technology owned by the Sellers used exclusively in connection with the Business.

“Responsible Officer” means, with respect to any Person, any vice-president or more senior officer of such Person.

“Restricted Business” means the business of providing video-based, live streaming, virtual camera and telecommunications software to consumers.

“Restricted Period” has the meaning set forth in Section 8.2(a).

“Revenue” has the meaning set forth in Section 3.3(a)(i).

“Revenue Report” has the meaning set forth in Section 3.3(d).

“Review Period” has the meaning set forth in Section 3.3(f).

“Schedules” means, as the context requires, the Buyer Disclosure Schedules and/or Seller Disclosure Schedules and any other schedules required to be delivered hereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” or “Sellers” has the meaning set forth in the preamble.

“Seller Closing Certificate” has the meaning set forth in the Section 4.2(c).

“Seller Disclosure Schedules” has the meaning set forth in the preamble of Article V.

“Seller Employees” has the meaning set forth in Section 8.3(a).

“Seller Indemnitees” has the meaning set forth in Section 11.2(a).

“Sellers’ Knowledge” means the actual knowledge of Jason Katz and Kara Jenny, after due inquiry of their respective direct reports.

“Software” has the meaning set forth in the definition of Intellectual Property.

“Straddle Period” means any Tax period beginning before the Closing Date and ending after the Closing Date.

“Subsidiary” means, when used with respect to any Person, any entity of which more than 50% of the effective voting power or equity interests of such entity is directly or indirectly owned by such Person.

“Tax” means any federal, state, local or foreign net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value-added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax of any kind whatsoever imposed by any Taxing Authority, including any taxes of any other taxpayer for which a Person is liable as transferee, successor, by Contract or otherwise, together with any interest, fine, penalty or addition thereto.

“Tax Returns” means any return, form, declaration of estimated Tax, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.

“Technology” means, collectively, Software, information, designs, source code, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, tools, specifications, processes, apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings and registered domain names, website pages and other website development, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, excluding Patents.

“Tempest Assets” means any assets owned by Buyer or any of its Affiliates that are not Purchased Assets.

“Territory” means the United States of America.

“Third-Party Claim” has the meaning set forth in Section 11.7(a).

“Total Consideration” has the meaning set forth in Section 3.1.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Transfer Taxes” has the meaning set forth in Section 12.4.

“Unearned/Deferred Revenue” means the unearned revenue and/or deferred revenue of the Business, as determined in accordance with GAAP as historically applied by the Sellers.

“Vumber” has the meaning set forth in the preamble.

“Vumber Asset” means the Vumber application and related applications, lines of business, user bases and paid subscriptions.

“Vumber Patent” shall mean U.S patent number 10,154,408 titled SYSTEM AND METHOD FOR PROVIDING A PUBLIC NUMBER-PRIVATE NUMBER TELEPHONY SYSTEM.

“WARN Act” has the meaning set forth in Section 8.3(b).

INDEX OF SCHEDULES

Schedule 2.1(b): Purchased Contracts

Schedule 2.2(i): Other Excluded Assets

Schedule 2.3(d): Other Assumed Liabilities

Schedule 3.2: Purchase Price Allocation Principles

Schedule 5.2(b): No Contravention

Schedule 5.2(c): Consents

Schedule 5.5: Taxes

Schedule 5.6(a): Title to Personal Property

Schedule 5.7: Compliance with Laws

Schedule 5.9: Legal Proceedings

Schedule 5.10(a): Registered IP

Schedule 5.10(b): IP Licenses

Schedule 5.10(h): Social Media

Schedule 5.11(a): Employee Plans

Schedule 5.11(c): Employee Plans (Compliance)

Schedule 5.11(f): Employee Plans (Liabilities)

Schedule 5.11(i): Employee Plans (Acceleration of Benefits)

Schedule 5.12(a)(i): Labor Matters

Schedule 5.12(a)(ii): Labor Matters

Schedule 5.13: Related Party Transactions

Schedule 5.14: No Brokers

Schedule 6.3(b): Consents

Schedule 7.1(d): Interim Operations